Exhibit 6

FIRST AMENDED AND RESTATED FINANCING AGREEMENT

The CIT Group/Business Credit, Inc. successor by merger to The CIT Group/Credit
Finance, Inc. and assignee of Fidelcor Business Credit Corporation

(as Lender)

And

Pharmaceutical Formulations, Inc. (successor by merger to Private Formulations, Inc. f/k/a
PharmaControl Corp.) and Konsyl Pharmaceuticals, Inc., jointly and severally

(collectively as Borrower)

Dated: As of May 15, 2003

TABLE OF CONTENTS

Page

SECTION 1. SECTION 2. SECTION 3. SECTION 4. SECTION 5. SECTION 6. SECTION 7. SECTION 8. SECTION 9. SECTION 10. SECTION 11. SECTION 12.	Definitions
Conditions Precedent
Revolving Loans
Term Loan
Letters of Credit
Collateral
Representations, Warranties and Covenants
Interest, Fees and Expenses
Powers
Events of Default and Remedies
Termination
Miscellaneous	4 19 23 26 28 30 32 42 49 50 54 55

EXHIBITS

A - Term Loan Promissory Note

SCHEDULES

Schedule 1 -Collateral Information

          THE CIT GROUP/BUSINESS CREDIT, INC., a New York corporation, with offices located at 1211 Avenue of the Americas, 22nd Floor, New York, New York 10036 successor by merger to the CIT Group/Credit Finance, Inc. and assignee of Fidelcor Business Credit Corporation hereinafter "CIT"), is pleased to confirm the terms and conditions under which CIT shall continue to make revolving loans and other financial accommodations to Pharmaceutical Formulations, Inc., a Delaware corporation with a principal place of business at 460 Plainfield Avenue, Edison, New Jersey 08817 as successor by merger to Private Formulations, Inc. and f/k/a PharmaControl Corp. and in connection with the addition to the financial accommodation of Konsyl Pharmaceuticals, Inc., a Delaware corporation, having an address at 8050 Industrial Park Road, Easton, Maryland 21601 upon its acquisition as a subsidiary of Pharmaceutical Formulations, Inc.

          On August 4, 1989, Fidelcor Business Credit Corporation and Private Formulations, Inc. entered into a Loan and Security Agreement and other loan documents in connection with financial accommodations extended by Fidelcor Business Credit Corporation to Private Formulations, Inc. and guaranteed by PharmaControl Corp., Extra Parent Corporation and Xienta Inc. Extra Parent Corporation has been legislated out of existence as of June 24, 1992. Subsequent to the date of the initial Loan and Security Agreement, Fidelcor Business Credit Corporation was acquired by The CIT Group/Credit Finance, Inc., PharmaControl Corp. changed its name to Pharmaceutical Formulations, Inc. and Private Formulations, Inc. merged into Pharmaceutical Formulations, Inc. The original Loan and Security Agreement of August 4, 1989 between Fidelcor Business Credit Corporation and Private Formulations, Inc. was revised and amended by Letter Agreements of February 16, 1990, April 9, 1991, August 21, 1991, March 6, 1992, April 7, 1002, April 17, 1992, August 17, 1992, September 30, 1002, October 9, 1992, March 25, 1003, May 20, 1994, October 14, 1994, October 21, 1994, January 19, 1995, May 16, 1995, June 20, 1995, September 11, 1995, August 14, 1996, January 23, 1997, April 8, 1997, April 24, 1997 August 7, 1998, April 1, 1999, April 26, 1999, June 2, 1999, October 20, 1999, April 11, 2000, May 11, 2000, May 21, 2001, August 17, 2001, August 23, 2001, December 19, 2001, February 21, 2002, October 7, 2002 and February 4, 2003 (The original Loan and Security Agreement of August 4, 1989 as amended by the aforesaid Letter Agreements shall be referred to herein as the "Amended Loan and Security Agreement").

          In connection with the execution of the February 4, 2003 Letter Amendment, Pharmaceutical Formulations, Inc. agreed to execute an amended and restated loan agreement to compile in one document the current terms and conditions under which CIT would continue to make loans and accommodations available to Pharmaceutical Formulations, Inc.

          On April 15, 2003, Pharmaceutical Formulations, Inc. entered into a Stock Purchase Agreement with Konsyl Pharmaceuticals, Inc. and with Frank X. Buhler, sole shareholder of Konsyl Pharmaceuticals, Inc. wherein Pharmaceutical Formulations, Inc. agreed to purchase from Frank X. Buhler all of his shares in Konsyl Pharmaceuticals, Inc. Pharmaceutical Formulations, Inc. has requested that in addition to amending and restating the existing terms and conditions of the Amended Loan and Security Agreement, subject to Pharmaceutical Formulations, Inc. receiving an equity or subordinated debt contribution from ICC Industries Inc. in an amount of not less than $500,000 and the consummation of the acquisition of Konsyl Pharmaceuticals, Inc. by Pharmaceutical Formulations, Inc., that CIT increase the Maximum Loan Amount under the Amended Loan and Security Agreement to $20,000,000 within which Maximum Loan Amount shall be a Term Loan in the sum of $2,000,000 and to allow Konsyl Pharmaceuticals, Inc. to become a joint and several co-borrower and to obtain revolving advances against its eligible accounts receivable.

          This First Amended and Restated Financing Agreement is agreed by Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc., jointly and severally as co-borrowing entities, (herein collectively referred to as the "Company") and CIT to contain the applicable terms and conditions of the financing relationship between them and shall completely amend, restate and supersede the terms and conditions of the Amended Loan and Security Agreement. The Company and CIT agree that in the event of any conflicting provision between the Amended Loan and Security Agreement and this First Amended and Restated Financing Agreement, the terms and conditions of this First Amended and Restated Financing Agreement shall govern and control.

SECTION 1.  Definitions

Accounts shall mean all of the Company's now existing and future: (a) accounts (as defined in the UCC), and any and all other receivables (whether or not specifically listed on schedules furnished to CIT), including, without limitation, all accounts created by, or arising from, all of the Company's sales, leases, rentals of goods or renditions of services to its customers, including but not limited to, those accounts arising under any of the Company's trade names or styles, or through any of the Company's divisions; (b) any and all instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; (i) notes, deposits or property of account debtors securing the obligations of any such account debtors to the Company; and (j) cash and non-cash proceeds (as defined in the UCC) of any and all of the foregoing.

Administrative Management Fee shall mean the fee specified in Section 8, Paragraph 8.8 hereof to offset the expenses and costs (excluding Out-of-Pocket Expenses and auditor fees) of CIT in connection with administration, record keeping, analyzing and evaluating the Collateral.

Anniversary Date shall mean December 31, 2006 and the same date in every second year thereafter.

Availability shall be calculated for each of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc. on a separate basis and shall at the time of calculation be the amount by which: (a) the Borrowing Base for Konsyl Pharmaceuticals, Inc. or Pharmaceutical Formulations, Inc. exceeds (b) the sum of (i) the outstanding aggregate amount of all Obligations, including without limitation, all Obligations with respect to Revolving Loans related to each, but excluding the Term Loan and (ii) the Availability Reserve then in existence for each of Konsyl Pharmaceuticals, Inc. or Pharmaceutical Formulations, Inc. as appropriate.

Availability Reserve be calculated for each of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc. on a separate basis and shall at the time of calculation be the sum of: (a) (i) six (6) months rental payments or similar charges for any of the Company's leased premises or other Collateral locations for which the Company has not delivered to CIT a landlord's waiver in form and substance reasonably satisfactory to CIT, plus (ii) six (6) months estimated payments plus any other fees or charges owing by the Company to any applicable warehousemen or third party processor (as determined by CIT in its reasonable business judgement), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to CIT of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; (b) any reserve which CIT may reasonably require from time to time pursuant to this Financing Agreement, including without limitation, for Letters of Credit pursuant to Paragraph 5.1 of Section 5 hereof and if Company fails to provide to CIT its weekly perpetual inventory report as required by Section 3.2 of this First Amended and Restated Financing Agreement a reserve of $50,000 against any Availability due to the Borrowing Base calculated utilizing Inventory; and (c) such other reserves as CIT deems necessary in its reasonable judgment as a result of (i) negative forecasts and/or trends in the Company's business, industry, prospects, profits, operations or financial condition or (ii) other issues, circumstances or facts that could otherwise negatively impact the Company, its business, prospects, profits, operations, industry, financial condition or assets.

Borrowing Base shall be calculated separately for each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. and shall at the time of calculation mean the sum of: (1) (a) eighty five percent (85%) of Pharmaceutical Formulations, Inc. aggregate outstanding Eligible Accounts Receivable, provided, however, that if the then Dilution Percentage is greater than three percent (3%), then the rate of advance herein shall be reduced by the amount of such excess Dilution Percentage, plus (b) the lesser of (b)(i) the lower of forty six percent (46%) of the aggregate value of Pharmaceutical Formulations, Inc. Eligible Inventory consisting of raw materials, valued at the lower of cost or market or eighty percent (80%) of the appraised orderly liquidation value of such Eligible Inventory consisting of raw materials, plus (b)(ii) the lower of sixty six percent (60%) of the aggregate value of Pharmaceutical Formulations, Inc. Eligible Inventory consisting of bulk and packaged finished goods, valued at the lower of cost or market or eighty percent (80%) of the appraised orderly liquidation value of such Eligible Inventory consisting of bulk or packaged finished goods, plus (b)(iii) the lower of twenty six percent (26%) of the aggregate value of Pharmaceutical Formulations, Inc. Eligible Inventory consisting of caps and bottles, valued at the lower of cost or market or eighty percent (80%) of the appraised orderly liquidation value of such Eligible Inventory consisting of caps and bottles, (all of the Eligible inventory referred to in (1)(b)(i, ii and iii) above accounted for on a first in, first out basis) and for Konsyl Pharmaceuticals, Inc. (2) (a) eighty five percent (85%) of Konsyl Pharmaceuticals, Inc. aggregate outstanding Eligible Accounts Receivable, provided, however, that if the then Dilution Percentage is greater than three percent (3%), then the rate of advance herein shall be reduced by the amount of such excess Dilution Percentage, plus (b) the lesser of (b)(i) the lower of thirty three percent (33%) of the aggregate value of Konsyl Pharmaceuticals, Inc. Eligible Inventory consisting of raw materials consisting of psyllium husks, calcium polycarbophil, dextrose, sucrose and orange flavoring and gel caps, valued at the lower of cost or market or eighty percent (80%) of the appraised orderly liquidation value of such Eligible Inventory consisting of raw materials, plus (b)(ii) the lower of fifty three percent (53%) of the aggregate value of Konsyl Pharmaceuticals, Inc. Eligible Inventory consisting of bulk and packaged finished goods, valued at the lower of cost or market or eighty percent (80%) of the appraised orderly liquidation value of such Eligible Inventory consisting of bulk or packaged finished goods, plus (b)(iii) the lower of six percent (6%) of the aggregate value of Konsyl Pharmaceuticals, Inc. Eligible Inventory consisting of caps and bottles, valued at the lower of cost or market or eighty percent (80%) of the appraised orderly liquidation value of such Eligible Inventory consisting of caps and bottles, (all of the Eligible inventory referred to in (2)(b)(i, ii and iii) above accounted for on a first in, first out basis).

          Notwithstanding the above separate calculation of Borrowing Base for each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc., at no time shall Advances be outstanding related to the Eligible Inventory calculated on a combined basis for the Company which exceed the Inventory Loan Cap.

          Further, notwithstanding the foregoing, in the event that Pharmaceutical Formulations, Inc. fails, on average during any Fiscal Quarter, to maintain a gross profit margin of at least eighteen percent (18%) from the sale of its finished goods, then the inventory advance rates set forth in (1)(b)(ii) above shall each be reduced by one percent (1.0%) per month during, for each one percent (1%) or fraction thereof by which the gross profit margin on Pharmaceutical Formulations, Inc. sales of finished good inventory is less than eighteen percent (18%).

          Further, notwithstanding the foregoing, in the event that Konsyl Pharmaceuticals, Inc. fails, on average during any Fiscal Quarter, to maintain a gross profit margin of at least forty nine percent (49%) from the sale of its finished goods, then the inventory advance rates set forth in (2)(b)(ii) above shall each be reduced by one percent (1.0%) per month during, for each one percent (1%) or fraction thereof by which the gross profit margin on Konsyl Pharmaceuticals, Inc. sales of finished good inventory is less than forty nine percent (49%).

Business Day shall mean any day on which CIT and The JP Morgan Chase Bank are open for business.

Capital Expenditures shall mean, for any period, the aggregate expenditures of the Company during such period on account of, property, plant, equipment or similar fixed assets that in conformity with GAAP, are required to be reflected in the balance sheet of the Company.

Capital Improvements shall mean operating Equipment or facilities (other than land) acquired or installed for use in the Company's business operations.

Capital Lease shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure in the balance sheet of the Company.

Chase Bank Rate shall mean the rate of interest per annum announced by The JP Morgan Chase Bank from time to time as its prime rate in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by The JP Morgan Chase Bank to its borrowers).

Chase Bank Rate Loans shall mean any loans or advances pursuant to this Financing Agreement made or maintained at a rate of interest based upon the Chase Bank Rate.

Closing Date shall mean the date that this First Amended and Restated Financing Agreement has been duly executed by the parties hereto and delivered to CIT.

Collateral shall mean all present and future Accounts, Equipment, Inventory and Documents of Title of the Company, the Pledged Stock of Konsyl Pharmaceuticals, Inc. by Pharmaceutical Formulations, Inc., a Letter of Credit from Standard Chartered Bank payable to CIT in an amount not less than the principal balance of the Term Loan and the General Intangibles and Other Collateral of the Company.

Collection Days shall mean three (3) Business Days to provide for the deposit, clearance and collection of checks or other instruments representing the proceeds of Collateral, the amount of which has been credited to the Company's Revolving Loan Account, and for which interest may be charged on the aggregate amount of such deposits, at the rate provided for in Paragraph 8.1 of Section 8 of this Financing Agreement.

Consolidated Balance Sheet shall mean a consolidated or compiled, as applicable, balance sheet for the Company and its consolidated subsidiaries, eliminating all inter-company transactions and prepared in accordance with GAAP.

Consolidating Balance Sheet shall mean a Consolidated Balance Sheet plus individual balance sheets for the Company and its consolidated subsidiaries, showing all eliminations of inter-company transactions, including a balance sheet for the Company exclusively, all prepared in accordance with GAAP.

Copyrights shall mean all present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

Current Assets shall mean those assets of the Company which, in accordance with GAAP, are classified as current.

Current Liabilities shall mean those liabilities of the Company which, in accordance with GAAP, are classified as "current," provided however, that, notwithstanding GAAP, the Revolving Loans and the current portion of Permitted Indebtedness shall be considered "current liabilities."

Default shall mean any event specified in Section 10 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

Default Rate of Interest shall mean a rate of interest per annum on any Obligations hereunder, equal to the sum of: (a) two percent (2%) and (b) the applicable increment over the Chase Bank Rate (as set forth in paragraph 8.1 hereof) plus the Chase Bank Rate, or the applicable increment over the LIBOR Rate (as set forth in paragraph 8.14 hereof) plus the LIBOR Rate, which CIT shall be entitled to charge the Company on all Obligations due CIT by the Company, as further set forth in Paragraph 10.2 of Section 10 of this Financing Agreement.

Depository Accounts shall mean the collection accounts, which are subject to CIT's instructions, as specified in Paragraph 3.4 of Section 3 of this Financing Agreement.

Dilution Percentage shall mean, as of the time of calculation, the then sum of the Borrower's credits, claims, allowances, discounts, write-offs, contras, off-sets and deductions divided by the gross sales, all calculated on a rolling ninety (90) day average, as determined and calculated by CIT from time to time.

Documentation Fee shall mean (a) the fees of Polivy and Taschner, LLC in documenting, in whole or in part, the transaction on behalf of CIT, exclusive of Out-of-Pocket Expenses, (b) an amendment fee to CIT of $5,000 and (c) subsequent to the Closing Date, CIT's standard fees relating to any and all modifications, waivers, releases, amendments or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

Documents of Title shall mean all present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or not and all goods and Inventory relating thereto and all cash and non-cash proceeds of the foregoing.

Early Termination Date shall mean the date on which the Company or either of Konsyl Pharmaceuticals, Inc. or Pharmaceutical Formulations, Inc. terminates this Financing Agreement or the Revolving Line of Credit which date is prior to an Anniversary Date.

Early Termination Fee shall: (a) mean the fee CIT is entitled to charge the Company in the event the Revolving Line of Credit or this Financing Agreement is terminated, whether or not due to the occurrence of an Event of Default, on a date prior to an Anniversary Date; and (b) be determined by multiplying the Revolving Line of Credit by one percent (1%) if the Early Termination Date occurs prior to an Anniversary Date.

Eligible Accounts Receivable shall mean the gross amount of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc. Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein and which, at all times, continue to be acceptable to CIT in the exercise of its reasonable judgment, less, without duplication, the sum of: (a) any returns, discounts, claims, credits and allowances of any nature (whether issued, owing, granted, claimed or outstanding) and (b) calculated for each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. on an individual basis, reserves for any such Trade Accounts Receivable that arise from or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Company has complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation, to CIT's satisfaction in the exercise of its reasonable business judgment; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks having a place of business in the United States of America, or (y) to customers residing in any province of Canada other than Quebec and provided such Accounts do not exceed $50,000.00 in the aggregate at any one time; (iii) Accounts that remain unpaid more than ninety (90) days from invoice date; (iv) contra accounts; (v) sales to its Parent or any subsidiary, or to any company affiliated with the Company or its Parent in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is: (A) insolvent, (B) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (C) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (D) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (viii) all sales to any customer if fifty percent (50%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than ninety (90) days from invoice date; (ix) sales to any customer and/or its affiliates to the extent such sales exceed at any one time twenty percent (20%) or more of all Eligible Accounts Receivable; (x) pre-billed receivables and receivables arising from progress billing; (xi) an amount representing, historically, returns, discounts, claims, credits, allowances and applicable terms; (xii) sales not payable in United States currency; and (xiii) any other reasons deemed necessary by CIT in its reasonable judgment, including without limitation those which are customary either in the commercial finance industry or in the lending practices of CIT.

Eligible Inventory shall mean the gross amount of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc. Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT and which conforms to the warranties contained herein and which, at all times continues to be acceptable to CIT in the exercise of its reasonable judgment, less, without duplication, any (a) work-in-process, (b) supplies (other than raw materials, bottles and caps), (c) Inventory not present in the United States of America, (d) Inventory returned or rejected by the Company's customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Company's suppliers, (e) Inventory in transit to third parties (other than the Company's agents or warehouses), or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to CIT) and CIT shall have a first priority perfected security interest in such Inventory, and (f) less any reserves required by CIT in its reasonable discretion, including without limitation for special order goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

Equipment shall mean all present and hereafter acquired equipment (as defined in the UCC) of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc. including, without limitation, all machinery, equipment, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all proceeds thereof of whatever sort.

ERISA shall mean the Employee Retirement Income Security Act or 1974, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

Eurocurrency Reserve Requirements for any day, as applied to a LIBOR Loan, shall mean the aggregate (without duplication) of the maximum rates of reserve requirements (expressed as a decimal fraction) in effect with respect to CIT and/or any present or future lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by CIT and/or any such lenders or participants (such rate to be adjusted to the nearest one sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%)).

Event(s) of Default shall have the meaning provided for in Section 10 of this Financing Agreement.

Fiscal Quarter shall mean, with respect to the Company, each three (3) month period ending on the Saturday closest to March 31, June 30, September 30, and December 31 of each Fiscal Year.

Fiscal Year shall mean each twelve (12) month period commencing on January 1 of each year and ending on the following December 31.

GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply, provided that in the event the Company modifies its accounting principles and procedures as applied as of the Closing Date, the Company shall provide such statements of reconciliation as shall be in form and substance acceptable to CIT.

General Intangibles shall mean all present and hereafter acquired general intangibles (as defined in the UCC) of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc. and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, tradenames, corporate names, business names, logos and any other designs or sources of business identities, (b) Patents, together with any improvements on said Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) all applications with respect to the foregoing, (g) all right, title and interest in and to any and all extensions and renewals, (h) goodwill with respect to any of the foregoing, (i) any other forms of similar intellectual property, (j) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, together with all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including, without limitation, the proceeds or royalties of any licensing agreements between the Company and any licensee of any of the Company's General Intangibles.

Guaranties shall mean the guaranty documents executed and delivered by the Guarantor guaranteeing the Obligations.

Guarantor shall mean the Parent, limited to $2,000,000 plus interest and costs of collection and all obligations under the Letter of Credit arranged for by the Parent from Standard Chartered Bank and unlimited as to claims and obligations arising out of claims of insolvency, fraudulent conveyance or fraudulent transfer in any state or federal insolvency action brought against CIT, whether successful or not.

Indebtedness shall mean, without duplication, all liabilities, contingent or otherwise, which are any of the following: (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) lease obligations which, in accordance with GAAP, have been, or which should be capitalized.

Insurance Proceeds shall mean proceeds or payments from an insurance carrier with respect to any loss, casualty or damage to Collateral.

Interest Period shall mean:

          (a) with respect to any initial request by the Company for a LIBOR Loan, a one month, two month or three month period commencing on the borrowing or conversion date with respect to a LIBOR Loan and ending one, two or three months thereafter, as applicable; and

          (b) thereafter with respect to any continuation of, or conversion to, a LIBOR Loan, at the option of the Company, any one month, two month or three month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one, two or three months thereafter, as applicable; provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day, unless the result of such extension would extend such payment into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day;

(ii) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month, at the end of such Interest Period) shall end on the last Working Day of a calendar month; and

(iii) for purposes of determining the availability of Interest Periods, such Interest Periods shall be deemed available if (x) Chase Manhattan Bank quotes an applicable rate or CIT determines LIBOR, as provided in the definition of LIBOR, (y) the LIBOR determined by Chase Manhattan Bank or CIT will adequately and fairly reflect the cost of maintaining or funding its loans bearing interest at LIBOR, for such Interest Period, and (z) such Interest Period will end on or before the earlier of Anniversary Date or the last day of the then current term of this Financing Agreement. If a requested Interest Period shall be unavailable in accordance with the foregoing sentence, the Company shall continue to pay interest on the Obligations at the applicable per annum rate based upon the Chase Bank Rate.

Inventory shall mean all of the present and hereafter acquired inventory (as defined in the UCC) of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc. and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production from raw materials through work-in-process to finished goods and all proceeds thereof of whatever sort.

Inventory Loan Cap shall mean the lesser of $7,000,000 or the aggregate amount of advances outstanding resulting from the Borrowing Base percentage advance against Eligible Receivables of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc.

Issuing Bank shall mean the bank issuing Letters of Credit for the Company.

Letters of Credit shall mean all letters of credit issued with the assistance of CIT in accordance with Section 5 hereof by the Issuing Bank for or on behalf of the Company.

Letter of Credit Guaranty shall mean the guaranty delivered by CIT to the Issuing Bank of the Company's reimbursement obligations under the Issuing Bank's reimbursement agreement, application for Letter of Credit or other like document.

Letter of Credit Guaranty Fee shall mean the fee CIT may charge the Company under Paragraph 8.3 of Section 8 of this Financing Agreement for: (a) issuing a Letter of Credit Guaranty, and/or (b) otherwise aiding the Company in obtaining Letters of Credit, all pursuant to Section 5 hereof.

Letter of Credit Sub-Line shall mean the commitment of CIT to assist the Company in obtaining Letters of Credit, pursuant to Section 5 hereof, in an aggregate amount of $1,000,000.

LIBOR shall mean, at any time of determination, and subject to availability, for each applicable Interest Period, a variable rate of interest equal to: (a) at CIT's election (i) the applicable LIBOR quoted to CIT by The JP Morgan Chase Bank(or any successor thereof), or (ii) the rate of interest determined by CIT at which deposits in U.S. dollars are offered for the relevant Interest Period based on information presented on Telerate Systems at Page 3750 as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period, provided that, if at least two such offered rates appear on the Telerate System at Page 3750 in respect of such Interest Period, the arithmetic mean of all such rates (as determined by CIT) will be the rate used; divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of Eurocurrency Reserve Requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

LIBOR Lending Office with respect to CIT, shall mean the office of The JP Morgan Chase Bank, or any successor thereof, maintained at 270 Park Avenue, New York, New York 10017.

LIBOR Loan shall mean any loans made pursuant to this Financing Agreement which are made or maintained at a rate of interest based upon LIBOR, provided that (i) no Default or Event of Default has occurred hereunder, which has not been waived in writing by CIT, and (ii) no LIBOR Loan shall be made with an Interest Period that ends subsequent to an Anniversary Date or any applicable Early Termination Date.

Line of Credit shall mean the aggregate commitment of CIT to (a) make Revolving Loans pursuant to Section 3 of this Financing Agreement, (b) assist the Company in opening Letters of Credit pursuant to Section 5 of this Financing Agreement and (c) make the Term Loan pursuant to Section 4 of this Financing Agreement, in the aggregate amount equal to $20,000,000.

Line of Credit Fee shall: (a) mean the fee due CIT at the end of each month for the Line of Credit, and (b) be determined by multiplying the difference between (i) the Revolving Line of Credit and (ii) the sum, for said month, of (x) the average daily balance of Revolving Loans plus the average daily balance of Letters of Credit outstanding for said month, by two tenths of one percent (0.20%) per annum for the number of days in said month.

Loan Documents shall mean this Financing Agreement, the Promissory Note, the other closing documents and any other ancillary loan and security agreements executed from time to time in connection with this Financing Agreement, all as may be renewed, amended, extended, increased or supplemented from time to time.

Loan Facility Fee shall mean the fee payable to CIT in accordance with, and pursuant to, the provisions of Paragraph 8.7 of Section 8 of this Financing Agreement.

Mandatory Prepayment shall: (a) mean the amount by which the Company must prepay the Term Loan as set forth in Paragraph 4.6 of Section 4 of this Financing Agreement.

Net Income shall mean net income as determined in accordance with generally accepted accounting principles, consistently applied, provided that the effect of extraordinary gain and income items and/or non-recurring gain and income items shall be excluded from such calculation for each of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc.

Net Worth shall mean, at any date of determination, an amount equal to (a) Total Assets minus (b) Total Liabilities, and shall be determined in accordance with GAAP, on a consistent basis with the latest audited financial statements of the Company calculated for each of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc.

Obligations shall mean all loans, advances and extensions of credit made or to be made by CIT to the Company or to others for the Company's account (including, without limitation, all Revolving Loans and Letter of Credit Guaranties and the Term Loan); any and all indebtedness and obligations which may at any time be owing by the Company to CIT howsoever arising, whether now in existence or incurred by the Company from time to time hereafter including the Early Termination Fee; whether principal, interest, fees, costs, expenses or otherwise; whether secured by pledge, lien upon or security interest in any of the Company's Collateral, assets or property or the assets or property of any other person, firm, entity or corporation; whether such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect and whether the Company is liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise. Obligations shall also include indebtedness owing to CIT by the Company under any Loan Document or under any other agreement or arrangement now or hereafter entered into between the Company and CIT; indebtedness or obligations incurred by, or imposed on, CIT as a result of environmental claims arising out of the Company's operations, premises or waste disposal practices or sites in accordance with paragraph 7.7 hereof; the Company's liability to CIT as maker or endorser of any promissory note or other instrument for the payment of money; the Company's liability to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the Company's account, including any Letter of Credit Guaranty or other accommodation extended by CIT with respect to applications for Letters of Credit, CIT's acceptance of drafts or CIT's endorsement of notes or other instruments for the Company's account and benefit; and any and all indebtedness, liabilities or obligations of every kind, nature and description owing by the Company to any affiliate of CIT.

Operating Leases shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

Other Collateral shall mean all now owned and hereafter acquired lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; all cash and other monies and property in the possession or control of CIT; all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and all cash and non-cash proceeds of the foregoing.

Out-of-Pocket Expenses shall mean all of CIT's present and future expenses incurred relative to this Financing Agreement or any other Loan Documents, whether incurred heretofore or hereafter, which expenses shall include, without being limited to: the cost of record searches, all costs and expenses incurred by CIT in opening bank accounts, depositing checks, receiving and transferring funds, and wire transfer charges, any charges imposed on CIT due to returned items and "insufficient funds" of deposited checks and CIT's standard fees relating thereto, any amounts paid by, incurred by or charged to, CIT by the Issuing Bank under a Letter of Credit Guaranty or the Company's reimbursement agreement, application for Letters of Credit or other like document which pertain either directly or indirectly to such Letters of Credit, and CIT's standard fees relating to the Letters of Credit and any drafts thereunder, travel, lodging and similar expenses of CIT's personnel in connection with inspecting and monitoring the Collateral from time to time hereunder and a per diem charge of $750.00 per day (or such greater amount as is then currently the standard charge by CIT) per employee or authorized agent of CIT in conducting audits, and Collateral inspection and monitoring, any applicable counsel fees and disbursements, fees and taxes relative to the filing of financing statements, all expenses, costs and fees set forth in Paragraph 10.3 of Section 10 of this Financing Agreement.

Overadvance Rate shall mean a rate equal to one-half of one percent (1/2%) per annum in excess of the applicable contract rate of interest determined in accordance with Section 8, Paragraph 8.1(a) of this Financing Agreement.

Overadvances shall mean the amount calculated for each of Konsyl Pharmaceuticals, Inc. and Pharmaceutical Formulations, Inc. by which (a) the sum of all outstanding Revolving Loans, Letters of Credit and advances made hereunder exceed (b) the Borrowing Base.

Parent shall mean ICC Industries Inc. of 480 Park Avenue, New York, New York 10022.

Patents shall mean all of the Company's present and hereafter acquired patents, patent applications, registrations, any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of the Company, and all income, royalties, cash and non-cash proceeds thereof.

Permitted Encumbrances shall mean: (a) liens existing on the date hereof on specific items of Equipment as set forth on the schedule of Permitted Encumbrances attached hereto being incorporated into Schedule 2.1(o) and other liens expressly permitted, or consented to in writing by CIT; (b) Purchase Money Liens; (c) liens of local or state authorities for franchise or other like Taxes, provided that the aggregate amounts of such liens shall not exceed $100,000.00 in the aggregate at any one time without the prior written consent of CIT; (d) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and for amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens) and with respect to which adequate reserves or other appropriate provisions are being maintained by the Company in accordance with GAAP; (e) deposits made (and the liens thereon) in the ordinary course of business of the Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts; (f) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (A) do not materially interfere with the occupation, use or enjoyment by the Company of its business or property so encumbered and (B) in the reasonable business judgment of CIT do not materially and adversely affect the value of such Real Estate; and (g) liens granted CIT by the Company; (h) liens of judgment creditors provided such liens do not exceed, in the aggregate, at any time, $50,000.00 (other than liens bonded or insured to the reasonable satisfaction of CIT); and (i) tax liens which are not yet due and payable or which are being diligently contested in good faith by the Company by appropriate proceedings, and which liens are not (x) filed on any public records, (y) other than with respect to Real Estate, senior to the liens of CIT or (z) for Taxes due the United States of America or any state thereof having similar priority statutes, as further set forth in paragraph 7.6 hereof.

Permitted Indebtedness shall mean: (a) current Indebtedness maturing in less than one year and incurred in the ordinary course of business for raw materials, supplies, equipment, services, Taxes or labor; (b) the Indebtedness secured by Purchase Money Liens and Permitted Encumbrances; (c) Subordinated Debt; (d) Indebtedness arising under the Letters of Credit and this Financing Agreement; (e) deferred Taxes and other expenses incurred in the ordinary course of business; and (f) other Indebtedness existing on the date of execution of this Financing Agreement and listed in the most recent financial statement delivered to CIT or otherwise disclosed to CIT in writing prior to the Closing Date.

Prepayment Premium shall: (a) mean the amount due CIT by the Company upon any voluntary prepayment, in whole or in part, of the Term Loan or upon a drawing under the Standard Chartered Bank letter of credit upon its expiry date, if prior to an Anniversary Date, and (b) be computed by multiplying the amount so prepaid by one percent (1%) if such prepayment occurs prior to an Anniversary Date.

Promissory Note shall mean the note, in the form of Exhibit A attached hereto, delivered by the Company to CIT to evidence the Term Loan pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement.

Purchase Money Liens shall mean liens on any item of Equipment acquired after the date of this Financing Agreement provided that (a) each such lien shall attach only to the property to be acquired, (b) a description of the Equipment so acquired is furnished to CIT, and (c) the debt incurred in connection with such acquisitions shall not exceed, in the aggregate, $100,000.00 in any Fiscal Year without the prior written consent of CIT.

Real Estate shall mean the Company's fee and/or leasehold interests in the real property.

Revolving Line of Credit shall mean the aggregate commitment of CIT to make loans and advances pursuant to Section 3 of this Financing Agreement and issue Letters of Credit Guaranties pursuant to Section 5 hereof to the Company, in the aggregate amount equal to the sum of (a) $18,000,000, and (b) the principal repaid CIT by the Company on the Term Loan.

Revolving Loan Account shall mean the account on CIT's books, in the Company's name, in which the Company will be charged with all Obligations under this Financing Agreement.

Revolving Loans shall mean the loans and advances made, from time to time, to or for the account of the Company by CIT pursuant to Section 3 of this Financing Agreement.

Subordinated Debt shall mean the debt due a Subordinating Creditor (and the note(s) evidencing such) which has been subordinated, by a Subordination Agreement, to the prior payment and satisfaction of the Obligations of the Company to CIT including but not limited to the following between Parent and Pharmaceutical Formulations, Inc.: (i) investments of subordinated indebtedness as evidenced by a promissory note of December 30, 2002 in the principal amount of $19,022,100 extended by Parent to Pharmaceutical Formulations, Inc. and (ii) a promissory note or book entry indebtedness of $500,000 extended by Parent to Pharmaceutical Formulations, Inc. in connection with the acquisition of Konsyl Pharmaceuticals, Inc. and (iii) certain reimbursement obligations for amounts drawn under a letter of credit issued by Standard Chartered Bank given by Parent to CIT as partial collateral for the Term Loan and including but not limited to the following between Frank X. Buhler and Pharmaceutical Formulations, Inc.: (iv) a certain Promissory Note in the original principal amount of Two Million Dollars ($2,000,000) dated May 15, 2003 and (v) a Consultancy Agreement dated May 15, 2003.

          Notwithstanding anything contained in this Definition of Subordinated Debt, the definitional term Subordinated Debt shall not include payments legally due for raw materials supplied by Parent to Company and delivered to and utilized by Company in the ordinary course of its business on and after June 30, 2002.

Subordinating Creditor shall mean the Parent, Frank X. Buhler and any other party hereafter executing a Subordination Agreement.

Subordination Agreement shall mean the agreement (in form and substance satisfactory to CIT) among the Company, a Subordinating Creditor and CIT pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Company's Obligations to CIT.

Tangible Net Worth shall mean, at any date of determination, and calculated separately for each of Parent to Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc., an amount equal to the Net Worth of Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. plus Subordinated Debt owed by such entity.

Taxes shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be due by the Company with respect to its business, operations, Collateral or otherwise.

Term Loan Promissory Note shall mean the promissory note in the form of Exhibit A hereto executed by the Company to evidence Term Loan made by CIT to Pharmaceutical Formulations, Inc. under Section 4 hereof.

Term Loan shall mean the term loan in the principal amount of $2,000,000.00 extended to Pharmaceutical Formulations, Inc. (herein the "Term Loan") by CIT pursuant to, and repayable in accordance with, the provisions of Section 4 of this Financing Agreement. Notwithstanding the statement as to the amount of the Term Loan, the maximum amount of such Term Loan, from time to time, shall not be greater than the remaining undrawn amount during the next 30 day period, capable of being obtained by CIT from the Standard Chartered Bank letter of credit provided to CIT as Collateral by the Parent.

Total Assets shall mean total assets determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc.

Total Liabilities shall mean total liabilities determined in accordance with GAAP, on a basis consistent with the latest audited financial statements of each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc.

Trade Accounts Receivable shall mean that portion of each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of the Company's business.

Trademarks shall mean all present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.

Working Capital shall mean Current Assets in excess of Current Liabilities.

Working Day shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

SECTION 2.  Conditions Precedent

          The obligation of CIT to continue to make loans hereunder is subject to the satisfaction of, extension of or waiver of in writing, on or prior to, the Closing Date, the following conditions precedent:

          (a)      Lien Searches - CIT shall have received tax, judgment and Uniform Commercial Code searches satisfactory to CIT for all locations presently occupied or used by the Company.

          (b)      Casualty Insurance - The Company shall have delivered to CIT evidence satisfactory to CIT that casualty insurance policies listing CIT as additional insured, loss payee or mortgagee, as the case may be, are in full force and effect, all as set forth in Paragraph 7.5 of Section 7 of this Financing Agreement.

          (c)      UCC Filings - Any financing statements required to be filed in order to create, in favor of CIT, a first perfected security interest in the Collateral, subject only to the Permitted Encumbrances, shall have been properly filed in each office in each jurisdiction required in order to create in favor of CIT a perfected lien on the Collateral. CIT shall have received acknowledgment copies of all such filings (or, in lieu thereof, CIT shall have received other evidence satisfactory to CIT that all such filings have been made) and CIT shall have received evidence that all necessary filing fees and all taxes or other expenses related to such filings have been paid in full.

          (d)      Board Resolution - CIT shall have received a copy of the resolutions of the Board of Directors of each of the Company and the Guarantor (as the case may be) authorizing the execution, delivery and performance of (i) this First Amended and Restated Financing Agreement, (ii) the Guaranties, and (iii) any related agreements, in each case certified by the Secretary or Assistant Secretary of the Company and the Guarantor (as the case may be) as of the date hereof, together with a certificate of the Secretary or Assistant Secretary of the Company and the Guarantor (as the case may be) as to the incumbency and signature of the officers of the Company and/or the Guarantor executing such Loan Documents and any certificate or other documents to be delivered by them pursuant hereto, together with evidence of the incumbency of such Secretary or Assistant Secretary.

          (e)      Corporate Organization - CIT shall have received (i) a copy of the Certificate of Incorporation of the Company and the Guarantor certified by the Secretary of State of the state of its incorporation, and (ii) a copy of the By-Laws of the Company certified by the Secretary or Assistant Secretary thereof, all as amended through the date hereof together with good standing certificates from Delaware for each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. and foreign good standing certificates from New Jersey for Pharmaceutical Formulations, Inc. and Maryland for Konsyl Pharmaceuticals, Inc.

          (f)      Officer's Certificate - CIT shall have received an executed Officer's Certificate of the Company, satisfactory in form and substance to CIT, certifying that (i) the representations and warranties contained herein are true and correct in all material respects on and as of the Closing Date; (ii) the Company is in compliance with all of the terms and provisions set forth herein; and (iii) no Default or Event of Default has occurred

          (g)      Opinions - Counsel for the Company and the Guarantor shall have delivered to CIT opinions satisfactory to CIT opining, inter alia, that, subject to the (i) filing, priority and remedies provisions of the Uniform Commercial Code, (ii) the provisions of the Bankruptcy Code, insolvency statutes or other like laws, (iii) the equity powers of a court of law and (iv) such other matters as may be agreed upon with CIT: (x) this First Amended and Restated Financing Agreement, the Reaffirmation of Guaranty and all other Loan Documents of the Company and the Guarantor are (A) valid, binding and enforceable according to their terms, (B) are duly authorized, executed and delivered, and (C) do not violate any terms, provisions, representations or covenants in the charter or by-laws of the Company or the Guarantor or, to the best knowledge of such counsel, of any loan agreement, mortgage, deed of trust, note, security or pledge agreement, indenture or other contract to which the Company or the Guarantor are signatories or by which the Company or the Guarantor or their assets are bound. In addition, counsel to the Subordinating Creditor(s) shall have delivered an opinion satisfactory to CIT that the Subordination Agreement(s) have been duly authorized, executed and delivered and constitute valid and binding agreements enforceable against such Subordinating Creditor(s) in accordance with the terms thereof.

          (h)      Absence of Default - No Default or Event of Default shall have occurred and no material adverse change shall have occurred in the financial condition, business, prospects, profits, operations or assets of the Company, the Guarantor or the Company's subsidiaries.

          (i)      Legal Restraints/Litigation - As of the Closing Date, there shall be no: (x) litigation, investigation or proceeding (judicial or administrative) pending or threatened against the Company or the Guarantor or their assets, by any agency, division or department of any county, city, state or federal government arising out of this First Amended and Restated Financing Agreement; (y) injunction, writ or restraining order restraining or prohibiting the financing arrangements contemplated under this First Amended and Restated Financing Agreement; or (z) suit, action, investigation or proceeding (judicial or administrative) pending against the Company or the Guarantor or their assets, which, in the opinion of CIT, if adversely determined, could have a material adverse effect on the business, operation, assets, financial condition or Collateral of the Company and/or the Guarantor.

          (j)      Guaranties - The Guarantor shall have executed and delivered to CIT a reaffirmation of guaranty, in form acceptable to CIT, guaranteeing all present and future Obligations of the Company limited to $2,000,000 plus interest and costs and expenses of collection and a guaranty agreement covering claims and obligations arising out of claims of insolvency, fraudulent conveyance or fraudulent transfer in any state or federal insolvency action brought against CIT, whether successful or not.

          (k)      Subordination Agreement - The Subordinating Creditors shall have executed and delivered to CIT a Subordination Agreement, in form and substance satisfactory to CIT, subordinating the debt due each Subordinating Creditor by the Company to the prior payment and satisfaction of the Obligations of the Company except in the case of Frank X. Buhler whose subordination agreement will permit payments to made in accordance with the terms contained therein.

          (l)      Cash Budget Projections - CIT shall have received, reviewed and been satisfied with a twelve (12) month cash budget projection prepared by each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. on the form provided by CIT.

          (m)      Pledge Agreement - The Company shall (i) execute and deliver to CIT a pledge and security agreement pledging to CIT as additional collateral for the Obligations of the Company not less than 100% of the issued and outstanding stock of Konsyl Pharmaceuticals, Inc. and, (ii) deliver to CIT the stock certificates evidencing such stock together with duly executed stock powers (undated and in-blank) with respect thereto, all in form and substance satisfactory to CIT.

          (n)      Additional Documents - The Company shall have executed and delivered to CIT all Loan Documents reasonably requested by CIT including but not limited to a form of Landlord's Wavier and Consent from Anda Investments, Ltd in form, scope and content satisfactory to CIT.

          (o)      Schedules The Company shall provide CIT with schedules of: (a) any of the Company's and its subsidiaries (i) Trademarks, (ii) Patents, and (iii) Copyrights, as applicable and all in such detail as to provide appropriate recording information with respect thereto, (b) any tradenames, (c) monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed, and (d) Permitted Encumbrances, all of the foregoing in form and substance satisfactory to CIT.

          (p)      Assignment and Amended and Restated Patent, Trademark and Copyright Liens - The Company shall have executed and delivered to CIT an acknowledgement of an assignment from The CIT Group/Credit Finance, Inc. and if necessary in the name of CIT an amended and restated Patent, Trademark and Copyright Lien and License Agreement, in form and substance satisfactory to CIT and for filing with the United States Patent and Trademark Office.

          (q)      Disbursement Authorization - The Company shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of the Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement including, but not limited to, disbursement authorizations in form acceptable to CIT.

          (r)      Depository Accounts - Konsyl Pharmaceuticals, Inc. shall have established a system of lockbox and bank accounts with respect to the collection of Accounts and the deposit of proceeds of Collateral as shall be acceptable to CIT in all respects. Such accounts shall be subject to three party agreements (between the Company, CIT and the depository bank), which shall be in form and substance satisfactory to CIT.

          (s)      Acquisition - The Pharmaceutical Formulations, Inc. shall have (i) consummated its acquisition of all of the issued and outstanding stock of Konsyl Pharmaceuticals, Inc. (herein the "Acquisition") and, (ii) delivered to CIT a fully executed copy of the Acquisition Agreement with respect to the Acquisition, which shall be in form and substance satisfactory to CIT.

          (t)      Equity Investment - Parent shall provide CIT with documentation evidencing a cash contribution to the capital of Pharmaceutical Formulations, Inc. in the amount of $500,000.00 and Konsyl Pharmaceuticals, Inc. shall provide CIT with documentation evidencing not less than $600,000.00 of additional financing from an equipment lender who will obtain a priority lien solely on the Equipment of Konsyl Pharmaceuticals, Inc.

          (u)      Environmental Report - CIT shall have received environmental audit reports on (i) all of the Company's leasehold and fee interests, and (ii) the Company's waste disposal practices. The reports must (x) be satisfactory to CIT and (y) not disclose or indicate any material liability (real or potential) stemming from the Company's premises, its operations, its waste disposal practices or waste disposal sites used by Company.

          Upon the execution of this Financing Agreement, all of the above Conditions Precedent shall have been deemed satisfied except as otherwise set forth hereinabove or as the Company and CIT shall otherwise agree in writing.

          2.2   Conditions to Each Extension of Credit

          Except to the extent expressly set forth in this Financing Agreement, the agreement of CIT to make any extension of credit requested to be made by it to the Company on any date (including without limitation, the initial extension of credit) is subject to the satisfaction of the following conditions precedent:

                (a)  Representations and Warranties - Each of the representations and warranties made by the Company in or pursuant to this Financing Agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                (b)  No Default - No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

                (c)  Borrowing Base - Except as may be otherwise agreed to from time to time by CIT and the Company in writing, after giving effect to the extension of credit requested to be made by either Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. on such date, the aggregate outstanding balance of the Revolving Loans and outstanding Letters of Credit owing by each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. will not exceed the lesser of (i) the Revolving Line of Credit or (ii) the Borrowing Base as calculated for each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc.

Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such loan or advance that each of the representations, warranties and covenants contained in the Financing Agreement have been satisfied and are true and correct, except as the Company and CIT shall otherwise agree herein or in a separate writing.

SECTION 3.  Revolving Loans

          3.1 CIT agrees, subject to the terms and conditions of this Financing Agreement, from time to time (but subject to CIT's right to make "Overadvances"), to make loans and advances to each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. on a revolving basis (i.e. subject to the limitations set forth herein, each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. may borrow, repay and re-borrow Revolving Loans). Such requests for loans and advances shall be in amounts not to exceed the lesser of (a) the Availability for each of Pharmaceutical Formulations, Inc. and for Konsyl Pharmaceuticals, Inc. or (b) the Revolving Line of Credit. All requests for loans and advances must be received by an officer of CIT no later than (i) 1:00 p.m., New York time, of the Business Day on which any such Chase Bank Rate Loans and advances are required or (ii) three Business Days prior to any requested LIBOR Loan. Should CIT for any reason honor requests for Overadvances, any such Overadvances shall be made in CIT's sole discretion and subject to any additional terms CIT deems necessary.

          3.2 In furtherance of the continuing assignment and security interest in the Company's Accounts and Inventory, the Company will, upon the creation of Accounts and purchase or acquisition of Inventory, execute and deliver to CIT in such form and manner as CIT may reasonably require, solely for CIT's convenience in maintaining records of Collateral, such confirmatory schedules of Accounts and Inventory as CIT may reasonably request, including, without limitation, daily schedules of Accounts and on or before Tuesday of each week for the prior week, weekly schedules of Inventory on a perpetual reporting basis, all in form and substance satisfactory to CIT, and such other appropriate reports designating, identifying and describing the Accounts and Inventory as CIT may reasonably request, and provided further that CIT may request any such information more frequently, from time to time, upon its reasonable prior request. In addition, the Company shall provide CIT with copies of agreements with, or purchase orders from, the Company's customers, and copies of invoices to customers, proof of shipment or delivery, access to its computers, electronic media and software programs associated therewith (including any electronic records, contracts and signatures) and such other documentation and information relating to said Accounts and other Collateral as CIT may reasonably require. Failure to provide CIT with any of the foregoing shall in no way affect, diminish, modify or otherwise limit the security interests granted herein. The Company hereby authorizes CIT to regard the Company's printed name or rubber stamp signature on assignment schedules or invoices as the equivalent of a manual signature by one of the Company's authorized officers or agents.

          3.3 The Company hereby represents and warrants that: each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Company in the ordinary course of its business; the Inventory being sold, and the Trade Accounts Receivable created, are the exclusive property of the Company and are not and shall not be subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than the Permitted Encumbrances; the invoices evidencing such Trade Accounts Receivable are in the name of the Company; and the customers of the Company have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business with respect to which the Company has complied with the notification requirements of Paragraph 3.5 of this Section 3. The Company confirms to CIT that any and all Taxes or fees relating to its business, its sales, the Accounts or Inventory relating thereto, are its sole responsibility and that same will be paid by the Company when due, subject to Paragraph 7.6 of Section 7 of this Financing Agreement, and that none of said Taxes or fees represent a lien on or claim against the Accounts. The Company hereby further represents and warrants that it shall not acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any of its customers or any other person, including pursuant to any bill and hold sale or otherwise, and that its Inventory is marketable to its customers in the ordinary course of business of the Company, except as it may otherwise report in writing to CIT pursuant to Paragraph 3.5 hereof from time to time. The Company also warrants and represents that it is a duly and validly existing corporation and is qualified in all states where the failure to so qualify would have an adverse effect on the business of the Company or the ability of the Company to enforce collection of Accounts due from customers residing in that state. The Company agrees to maintain such books and records regarding Accounts and Inventory as CIT may reasonably require and agrees that the books and records of the Company will reflect CIT's interest in the Accounts and Inventory. All of the books and records of the Company will be available to CIT at normal business hours, including any records handled or maintained for the Company by any other company or entity.

           3.4 (a) Until CIT has advised the Company to the contrary after the occurrence of an Event of Default, the Company, at its expense, will enforce, collect and receive all amounts owing on the Accounts in the ordinary course of its business and any proceeds it so receives shall be subject to the terms hereof, and held on behalf of and in trust for CIT. Such privilege shall terminate at the election of CIT, upon the occurrence of an Event of Default. Any checks, cash, credit card sales and receipts, notes or other instruments or property received by the Company with respect to any Collateral, including Accounts, shall be held by the Company in trust for CIT, separate from the Company's own property and funds, and promptly turned over to CIT with proper assignments or endorsements by deposit to the Depository Accounts. The Company shall: (i) indicate on all of its invoices that funds should be delivered to and deposited in a Depository Account; (ii) direct all of its account debtors to deposit any and all proceeds of Collateral into the Depository Accounts; (iii) irrevocably authorize and direct any banks which maintain the Company's initial receipt of cash, checks and other items to promptly wire transfer all available funds to a Depository Account; and (iv) advise all such banks of CIT's security interest in such funds. The Company shall provide CIT with prior written notice of any and all deposit accounts opened or to be opened subsequent to the Closing Date. Subject to Collection Days, all amounts received by CIT in payment of Accounts will be credited to the Revolving Loan Account when CIT is advised by its bank of its receipt of "collected funds" at CIT's bank account in New York, New York on the Business Day of such advise if advised no later than 1:00 p.m. EST or on the next succeeding Business Day if so advised after 1:00 PM EST. No checks, drafts or other instrument received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

                (b) The Company shall establish and maintain, in its name and at its expense, deposit accounts with such banks as are acceptable to CIT (the "Blocked Accounts") into which the Company shall promptly cause to be deposited: (i) all proceeds of Collateral received by the Company, including all amounts payable to the Company from credit card issuers and credit card processors, and (ii) all amounts on deposit in deposit accounts used by the Company at each of its locations, all as further provided in Paragraph 3.4(a) above. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to CIT (the "Blocked Account Agreements"), providing that all cash, checks and items received or deposited in the Blocked Accounts are the property of CIT, that the depository bank has no lien upon, or right of set off against, the Blocked Accounts and any cash, checks, items, wires or other funds from time to time on deposit therein, except as otherwise provided in the Blocked Account Agreements, and that automatically, on a daily basis the depository bank will wire, or otherwise transfer, in immediately available funds, all funds received or deposited into the Blocked Accounts to such bank account as CIT may from time to time designate for such purpose. The Company hereby confirms and agrees that all amounts deposited in such Blocked Accounts and any other funds received and collected by CIT, whether as proceeds of Inventory or other Collateral or otherwise, shall be the property of CIT.

          3.5 The Company agrees to notify CIT: (a) of any matters affecting the value, enforceability or collectibility of any Account and of all customer disputes, offsets, defenses, counterclaims, returns, rejections and all reclaimed or repossessed merchandise or goods, and of any adverse effect in the value of its Inventory, in its daily and weekly Collateral reports (as applicable) provided to CIT hereunder, in such detail and format as CIT may reasonably require from time to time; and (b) promptly of any such matters which (i) are material, as a whole, to the Accounts and/or the Inventory, or (ii) which adversely affect the value of any Account or Inventory in an amount of $25,000 or more. The Company agrees to issue credit memoranda promptly (with duplicates to be immediately forwarded to CIT) upon accepting returns or granting allowances. Upon the occurrence of an Event of Default (which is not waived in writing by CIT) and on notice from CIT, the Company agrees that all returned, reclaimed or repossessed merchandise or goods shall be set aside by the Company, marked with CIT's name (as secured party) and held by the Company for CIT's account.

          3.6 CIT shall maintain a Revolving Loan Account on its books in which the Company will be charged with all loans and advances made by CIT to it or for its account, and with any other Obligations, including any and all costs, expenses and reasonable attorney's fees which CIT may incur in connection with the exercise by or for CIT of any of the rights or powers herein conferred upon CIT, or in the prosecution or defense of any action or proceeding to enforce or protect any rights of CIT in connection with this Financing Agreement, the other Loan Documents or the Collateral assigned hereunder, or any Obligations owing by the Company. The Company will be credited with all amounts received by CIT from the Company or from others for the Company's account, including, as above set forth, all amounts received by CIT in payment of Accounts, and such amounts will be applied to payment of the Obligations as set forth herein. In no event shall prior recourse to any Accounts or other security granted to or by the Company be a prerequisite to CIT's right to demand payment of any Obligation. Further, it is understood that CIT shall have no obligation whatsoever to perform in any respect any of the Company's contracts or obligations relating to the Accounts.

          3.7 After the end of each month, CIT shall promptly send the Company a statement showing the accounting for the charges, loans, advances and other transactions occurring between CIT and the Company during that month. The monthly statements shall be deemed correct and binding upon the Company and shall constitute an account stated between the Company and CIT unless CIT receives a written statement of the exceptions within thirty (30) days of the date of the monthly statement.

          3.8 In the event that any requested advance exceeds Availability or that (a) the sum of (i) the outstanding balance of Revolving Loans and (ii) outstanding balance of Letters of Credit exceeds (b)(x) the Borrowing Base or (y) the Revolving Line of Credit, any such nonconsensual Overadvance shall be due and payable to CIT immediately upon CIT's demand therefor.

SECTION 4.  Term Loan

          4.1 The Company hereby agrees to execute and deliver to CIT Term Loan Promissory Note, to evidence Term Loan to be extended by CIT to Pharmaceutical Formulations, Inc.

          4.2 Upon receipt of such Term Loan Promissory Note, CIT hereby agrees to extend to Pharmaceutical Formulations, Inc. the Term Loan, subject however to the amount of the Term Loan at any time not being greater than the remaining undrawn amount capable of being obtained by CIT during the next 30 days from the Standard Chartered Bank letter of credit provided to CIT as Collateral by the Parent.

          4.3 The principal amount of Term Loan shall be repaid to CIT by Pharmaceutical Formulations, Inc., or by the Company in the event that Pharmaceutical Formulations, Inc. at the time of any payment being due has insufficient funds to make such payment, in forty (40) equal monthly principal installments of $50,000.00 each, whereof the first installment shall be due and payable on June 16, 2003 and the subsequent installments shall be due and payable on the 15th calendar day or next occurring Business Day of each month thereafter until paid in full. Each month, CIT is authorized by the Company to charge to the Revolving Loan Account of Pharmaceutical Formulations, Inc. and/or Konsyl Pharmaceuticals, Inc. the monthly principal installment of $50,000 then due. In the event that there is insufficient Availability in either or both of the Revolving Loan Accounts of Pharmaceutical Formulations, Inc. and/or Konsyl Pharmaceuticals, Inc. to make the payment due without creating an Overadvance then upon the expiration of 3 Business Days after written notice to Parent without Parent either making the installment payment due or providing sufficient funds to either or both of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. to make the installment payment due, CIT make a draw under the Standard Chartered Bank letter of credit for the principal amount due.

          4.4 In the event this Financing Agreement or the Line of Credit is terminated by either CIT or the Company for any reason whatsoever, or in the event that the Standard Chartered Bank letter of credit pledged by Parent as Collateral for the Term Loan is not renewed at its expiry date, the Term Loan shall become due and payable on the earlier of the effective date of such termination notwithstanding any provision to the contrary in the Promissory Note or this Financing Agreement to the contrary or 30 days prior to the expiry date of the Standard Chartered Bank letter of credit.

           4.5 The Company may prepay at any time, at its option, in whole or in part, the Term Loan, provided that on each such prepayment, the Company shall pay: (a) accrued interest on the principal so prepaid to the date of such prepayment and (b) the Prepayment Premium, if any.

          4.6 In the event that at any time, the remaining undrawn amount during the next 30 days capable of being obtained by CIT from the Standard Chartered Bank letter of credit provided to CIT as Collateral by the Parent is less than the remaining principal balance outstanding on the Term Loan, the Company must make a Mandatory Prepayment of the Term Loan by an amount sufficient to reduce the Term Loan outstanding principal balance to a sum equal to or less than the remaining undrawn amount during the next 30 days capable of being obtained by CIT from the Standard Chartered Bank letter of credit provided to CIT as Collateral by the Parent.

           4.7 Each of Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. hereby authorizes CIT to charge its Revolving Loan Account with the amount of all Obligations owing under this Section 4 as such amounts become due.

SECTION 5.  Letters of Credit

          In order to assist the Company in establishing or opening Letters of Credit with an Issuing Bank, the Company has requested CIT to join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of the Letters of Credit Guaranty, thereby lending CIT's credit to the Company and CIT has agreed to do so. These arrangements shall be handled by CIT subject to the terms and conditions set forth below.

          5.1 Within the Revolving Line of Credit and Availability, CIT shall assist the Company in obtaining Letter(s) of Credit in an amount not to exceed the outstanding amount of the Letter of Credit Sub-Line. CIT's assistance for amounts in excess of the limitation set forth herein shall at all times and in all respects be in CIT's sole discretion. It is understood that the term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to CIT, the Issuing Bank and the Company, provided that Letters of Credit shall not be used for the purchase of domestic Inventory or to secure present or future debt of domestic Inventory suppliers. Any and all outstanding Letters of Credit shall be reserved dollar for dollar from Availability as an Availability Reserve.

          5.2 CIT shall have the right, without notice to the Company, to charge the Company's Revolving Loan Account with the amount of any and all indebtedness, liability or obligation of any kind incurred by CIT under the Letters of Credit Guaranty at the earlier of (a) payment by CIT under the Letters of Credit Guaranty; or (b) the occurrence of an Event of Default. Any amount charged to Company's Revolving Loan Account shall be deemed a Revolving Loan hereunder and shall incur interest at the rate provided in Paragraph 8.1 of Section 8 of this Financing Agreement.

          5.3 The Company unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for the Company's account, the collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss or claim due to any errors, omissions, negligence, misconduct or action taken by any Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence or willful misconduct by CIT under the Letters of Credit Guaranty. This indemnity shall survive termination of this Financing Agreement. The Company agrees that any charges incurred by CIT for the Company account by the Issuing Bank shall be conclusive on CIT and may be charged to the Company's Revolving Loan Account.

           5.4 CIT shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in the documents; (c) the validity, sufficiency or genuineness of any documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and the Company.

          5.5 The Company agrees that any action taken by CIT, if taken in good faith, or any action taken by any Issuing Bank, under or in connection with the Letters of Credit, the Letter of Credit Guarantees, the drafts or acceptances, or the Collateral, shall be binding on the Company and shall not result in any liability whatsoever of CIT to the Company. In furtherance thereof, CIT shall have the full right and authority to: (a) clear and resolve any questions of non-compliance of documents; (b) give any instructions as to acceptance or rejection of any documents or goods; (c) execute any and all steamship or airways guaranties (and applications therefore), indemnities or delivery orders; (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; all in CIT's sole name. The Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, all without any notice to or any consent from the Company. Notwithstanding any prior course of conduct or dealing with respect to the foregoing including amendments and non-compliance with documents and/or the Company's instructions with respect thereto, CIT may exercise its rights hereunder in its sole and reasonable business judgement. In addition, without CIT's express consent and endorsement in writing, the Company agrees: (a) not to execute any and all applications for steamship or airway guaranties, indemnities or delivery orders; to grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents; or to agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) after the occurrence of an Event of Default which is not cured within any applicable grace period, if any, or waived by CIT, not to (i) clear and resolve any questions of non-compliance of documents, or (ii) give any instructions as to acceptances or rejection of any documents or goods.

           5.6 The Company agrees that: (a) any necessary import, export or other licenses or certificates for the import or handling of the Collateral will have been promptly procured; (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral, or the financing thereof will have been promptly and fully complied with; and (c) any certificates in that regard that CIT may at any time request will be promptly furnished. In connection herewith, the Company warrants and represents that all shipments made under any such Letters of Credit are in accordance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Company assumes all risk, liability and responsibility for, and agrees to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies. Any embargo, restriction, laws, customs or regulations of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Company's risk, liability and responsibility.

           5.7 Upon any payments made to the Issuing Bank under the Letter of Credit Guaranty, CIT shall acquire by subrogation, any rights, remedies, duties or obligations granted or undertaken by the Company to the Issuing Bank in any application for Letters of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6.  Collateral

          6.1 As security for the prompt payment in full of all Obligations, the Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of its:

                (a) Accounts;

                (b) Inventory;

                (c) General Intangibles;

                (d) Documents of Title;

                (e) Other Collateral;

                (f) Equipment;

                (g) The letter of credit from Standard Chartered Bank;

                (h) The Pledged Stock of Konsyl Pharmaceuticals, Inc.and

                (i) All proceeds and products, whether tangible or intangible, of all of the foregoing, including proceeds of insurance covering any or all of the foregoing.

          6.2 The security interests granted hereunder shall extend and attach to:

                (a) All Collateral which is owned by the Company or in which the Company has any interest, whether held by the Company or others for its account, and, if any Collateral is Equipment, whether the Company's interest in such Equipment is as owner, finance lessee or conditional vendee;

                (b) All Equipment, whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

                (c) All Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Company from the Company's customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Company, or to the sale, promotion or shipment thereof.

          6.3 The Company agrees to safeguard, protect and hold all Inventory for CIT's account and make no disposition thereof except in the ordinary course of its business of the Company, as herein provided. The Company represents and warrants that Inventory will be sold and shipped by the Company to its customers only in the ordinary course of the Company's business, and then only on open account and on terms currently being extended by the Company to its customers, provided that, absent the prior written consent of CIT, the Company shall not sell Inventory on a consignment basis nor retain any lien or security interest in any sold Inventory. Upon the sale, exchange, or other disposition of Inventory, as herein provided, the security interest in the Inventory provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Trade Accounts Receivable, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sale, exchange or disposition. As to any such sale, exchange or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. The Company hereby agrees to immediately forward any and all proceeds of Collateral to the Depository Account, and to hold any such proceeds (including any notes and instruments), in trust for CIT pending delivery to CIT. Irrespective of CIT's perfection status in any and all of the General Intangibles, including, without limitations, any Patents, Trademarks, Copyrights or licenses with respect thereto, the Company hereby irrevocably grants CIT a royalty free license to sell, or otherwise dispose or transfer, in accordance with Paragraph 10.3 of Section 10 of this Financing Agreement, and the applicable terms hereof, of any of the Inventory upon the occurrence of an Event of Default which has not been waived in writing by CIT.

          6.4 The Company agrees at its own cost and expense to keep the Equipment in as good and substantial repair and condition as the same is now or at the time the lien and security interest granted herein shall attach thereto, reasonable wear and tear excepted, making any and all repairs and replacements when and where necessary. The Company also agrees to safeguard, protect and hold all Equipment in accordance with the terms hereof and subject to CIT's security interest. Absent CIT's prior written consent, any sale, exchange or other disposition of any Equipment shall be made by the Company in the ordinary course of business and as set forth herein. The Company may, in the ordinary course of its business, sell, exchange or otherwise dispose of obsolete or surplus Equipment provided, however, that: (a) the then value of the Equipment so disposed of in any Fiscal Year does not exceed $150,000 in the aggregate; and (b) the proceeds of any such sales or dispositions, subject to the prior rights of any holder of a Permitted Encumbrance, shall be held in trust by the Company for CIT and shall be immediately delivered to CIT by deposit to the Depository Account, except that the Company may retain and use such proceeds to purchase forthwith replacement Equipment which the Company determines in its reasonable judgment to have a collateral value at least equal to the Equipment so disposed of or sold; provided, however, that the aforesaid right shall automatically cease upon the occurrence of a Default or an Event of Default which is not waived in writing by CIT. Upon the sale, exchange, or other disposition of the Equipment, as herein provided, the security interest provided for herein shall, without break in continuity and without further formality or act, continue in, and attach to, all proceeds, including any instruments for the payment of money, Accounts, documents of title, shipping documents, chattel paper and all other cash and non-cash proceeds of such sales, exchange or disposition. As to any such sale, exchange or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

          6.5 The rights and security interests granted to CIT hereunder are to continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the final payment in full to CIT of all Obligations and the termination of this Financing Agreement. Any delay, or omission by CIT to exercise any right hereunder shall not be deemed a waiver thereof, or be deemed a waiver of any other right, unless such waiver shall be in writing and signed by CIT. A waiver on any one occasion shall not be construed as a bar to, or waiver of, any right or remedy on any future occasion.

          6.6 Notwithstanding CIT's security interest in the Collateral and to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by the guarantee, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them, or any of CIT's rights hereunder.

          6.7 Any balances to the credit of the Company and any other property or assets of the Company in the possession or control of CIT may be held by CIT as security for any Obligations and applied in whole or partial satisfaction of such Obligations when due. The liens and security interests granted herein, and any other lien or security interest CIT may have in any other assets of the Company, shall secure payment and performance of all now existing and future Obligations. CIT may in its discretion charge any or all of the Obligations to the Revolving Loan Account when due.

          6.8 The Company possesses all General Intangibles and rights thereto necessary to conduct its business as conducted as of the Closing Date and the Company shall maintain its rights in, and the value of, the foregoing in the ordinary course of its business, including, without limitation, by making timely payment with respect to any applicable licensed rights. The Company shall deliver to CIT, and/or shall cause the appropriate party to deliver to CIT, from time to time such pledge or security agreements with respect to General Intangibles (now or hereafter acquired) of the Company and its subsidiaries as CIT shall require to obtain valid first liens thereon except for the lien of Frank X. Buhler on the General Intangibles of Konsyl Pharmaceuticals, Inc. In furtherance of the foregoing, the Company shall provide timely notice to CIT of any additional Patents, Trademarks, tradenames, service marks, Copyrights, brand names, trade names, logos and other trade designations acquired or applied for subsequent to the Closing Date and the Company shall execute such documentation as CIT may reasonably require to obtain and perfect its lien thereon. The Company hereby irrevocably grants to CIT a royalty-free, non-exclusive license in the General Intangibles, including tradenames, Trademarks, Copyrights, Patents, licenses, and any other proprietary and intellectual property rights and any and all right, title and interest in any of the foregoing, for the sole purpose, upon the occurrence of an Event of Default, of the right to: (i) advertise for sale and sell or transfer any Inventory bearing any of the General Intangibles, and (ii) make, assemble, prepare for sale or complete, or cause others to do so, any applicable raw materials or Inventory bearing any of the General Intangibles, including use of the Equipment and Real Estate for the purpose of completing the manufacture of unfinished goods, raw materials or work-in-process comprising Inventory, and apply the proceeds thereof to the Obligations hereunder, all as further set forth in this Financing Agreement and irrespective of CIT's lien and perfection in any General Intangibles. The Company hereby confirms that it shall deliver, or cause to be delivered, any pledged stock issued subsequent to the Closing Date to CIT in accordance with the applicable terms of the Pledge Agreement and prior to such delivery, shall hold any such stock in trust for CIT.

SECTION 7.  Representations, Warranties and Covenants

          7.1 The Company warrants and represents that: (i) Schedules 1 and 2.1 (o) hereto correctly and completely sets forth the Company's (A) chief executive office, (B) Collateral locations, (C) tradenames , and (D) all the other information listed on said Schedule; (ii) except for the Permitted Encumbrances, after filing of financing statements in the applicable filing clerks office at the locations set forth in Schedule 1 and 2.1 (o), this Financing Agreement creates a valid, perfected and first priority security interest in the Collateral and the security interests granted herein constitute and shall at all times constitute the first and only liens on the Collateral; (iii) except for the Permitted Encumbrances, the Company is, or will be, at the time additional Collateral is acquired by it, the absolute owner of the Collateral with full right to pledge, sell, consign, transfer and create a security interest therein, free and clear of any and all claims or liens in favor of others; (iv) the Company will, at its expense, forever warrant and, at CIT's request, defend the same from any and all claims and demands of any other person other than a holder of a Permitted Encumbrance; (v) the Company will not grant, create or permit to exist, any lien upon, or security interest in, the Collateral, or any proceeds thereof, in favor of any other person other than the holders of the Permitted Encumbrances; and that the Equipment does not comprise a part of the Inventory of the Company; and (vi) the Equipment is and will only be used by the Company in its business and will not be held for sale or lease, or removed from its premises, or otherwise disposed of by the Company except as otherwise permitted in this Financing Agreement.

          7.2 The Company agrees to maintain books and records pertaining to the Collateral in accordance with GAAP and in such additional detail, form and scope as CIT shall reasonably require. The Company agrees that CIT or its agents may enter upon the Company's premises at any time during normal business hours, and from time to time in its reasonable business judgement, for the purpose of inspecting the Collateral and any and all records pertaining thereto. The Company irrevocably authorizes all accountants and third parties to disclose and deliver directly to CIT, at the Company's expense, all financial statements and information, books, records, work papers, management reports and other information generated by them or in their possession regarding the Company and/or the Collateral. The Company agrees to afford CIT thirty (30) days prior written notice of any change in the location of any Collateral, other than to locations, that as of the Closing Date, are known to CIT and at which CIT has filed financing statements and otherwise fully perfected its liens thereon. The Company is also to advise CIT promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or on the security interests granted to CIT therein.

          7.3 The Company agrees to: (a) execute and deliver to CIT, from time to time, solely for CIT's convenience in maintaining a record of the Collateral, such written statements, and schedules as CIT may reasonably require, designating, identifying or describing the Collateral; (b) provide CIT, on request, but no more frequently than annually except upon the occurrence of an Event of Default when CIT may request at its discretion, with an appraisal of the Inventory which appraisal shall be at the Company's expense and otherwise acceptable to CIT; and (c) provide CIT, on request, but no more frequently than annually, an environmental audit report on its leasehold and fee interests, and its waste disposal practices, which report shall be (i) at the Company's expense and otherwise acceptable to CIT and (ii) not disclose or indicate any material liability (real or potential) stemming from the Company's premises, its operations, its waste disposal practices or waste disposal sites used by the Company. The Company's failure, however, to promptly give CIT such statements, or schedules shall not affect, diminish, modify or otherwise limit CIT's security interests in the Collateral.

          7.4 The Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first security interests in the Collateral, subject only to the Permitted Encumbrances. CIT is hereby authorized by the Company to file (including pursuant to the applicable terms of the UCC) from time to time any financing statements, continuations or amendments covering the Collateral whether or not the Company's signature appears thereon. The Company hereby consents to and ratifies any and all execution and/or filing of financing statements on or prior to the Closing Date by CIT. The Company agrees to do whatever CIT may reasonably request, from time to time, by way of: (a) filing notices of liens, financing statements, amendments, renewals and continuations thereof; (b) cooperating with CIT's agents and employees; (c) keeping Collateral records; (d) transferring proceeds of Collateral to CIT's possession; and (e) performing such further acts as CIT may reasonably require in order to effect the purposes of this Financing Agreement.

          7.5 (a) The Company agrees to maintain insurance on the Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT. All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, to be made payable to CIT, in case of loss, under a standard non-contributory "mortgagee", "lender" or "secured party" clause and are to contain such other provisions as CIT may require to fully protect CIT's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. All original policies or true copies thereof are to be delivered to CIT, premium prepaid, with the loss payable endorsement in CIT's favor, and shall provide for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation. At the Company's request, or if the Company fails to maintain such insurance, CIT may arrange for such insurance, but at the Company's expense and without any responsibility on CIT's part for: (i) obtaining the insurance; (ii) the solvency of the insurance companies; (iii) the adequacy of the coverage; or (iv) the collection of claims. Upon the occurrence of an Event of Default which is not waived in writing by CIT, CIT shall, subject to the rights of any holders of Permitted Encumbrances holding claims senior to CIT, have the sole right, in the name of CIT or the Company, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

                (b) (i) In the event of any loss or damage by fire or other casualty, insurance proceeds relating to Inventory shall first reduce the Company's Revolving Loan, then the Term Loan and then to any other Obligations. Upon the occurrence of a Default or Event of Default, such Insurance Proceeds may be applied to the Obligations in such order as CIT may elect;

                     (ii) In the event any part of the Company's Real Estate or Equipment is damaged by fire or other casualty and the Insurance Proceeds for such damage or other casualty is less than or equal to $100,000.00, CIT shall, subject to the prior rights of any holder of a Permitted Encumbrance, promptly apply such Proceeds to reduce the Company's outstanding balance in the Revolving Loan Account. Upon the occurrence of a Default or Event of default, CIT may apply Insurance Proceeds to the Obligations in such manner as it may deem advisable in its sole discretion;

                     (iii) Absent the occurrence of an Event of Default, and provided that (x) the Company has sufficient business interruption insurance to replace the lost profits of any of the Company's facilities, and (y) the Insurance Proceeds are in excess of $100,000.00, the Company may elect (by delivering written notice to CIT) to replace, repair or restore such Real Estate or Equipment to substantially the equivalent condition prior to such fire or other casualty as set forth herein. If the Company does not, or cannot, elect to use the Insurance Proceeds as set forth above, CIT may, subject to the prior rights of any holders of Permitted Encumbrances holding claims senior to CIT, apply the Insurance Proceeds to the payment of the Obligations in such manner and in such order as CIT may reasonably elect; and

                     (iv) If the Company elects to use the Insurance Proceeds for the repair, replacement or restoration of any Real Estate and/or Equipment, and there is then no Event of Default (x) Insurance Proceeds for any loss in excess of $100,000.00 on Equipment and/or Real Estate will be applied to the reduction of the Revolving Loans and (y) CIT may set up an Availability Reserve in an amount equal to said Insurance Proceeds. The Availability Reserve will be reduced dollar-for-dollar upon receipt of non-cancelable executed purchase orders, delivery receipts or contracts for the replacement, repair or restoration of Equipment and/or the Real Estate and disbursements in connection therewith. Prior to the commencement of any material restoration, repair or replacement of Real Estate, the Company shall provide CIT with a restoration plan and a total budget certified by an independent third party experienced in construction costing. If there are insufficient Insurance Proceeds to cover the cost of restoration as so determined, the Company shall be responsible for the amount of any such insufficiency, prior to the commencement of restoration and shall demonstrate evidence of such before the reserve will be reduced. Completion of restoration shall be evidenced by a final, unqualified certification of the design architect employed, if any; an unconditional Certificate of Occupancy, if applicable; such other certification as may be required by law; or if none of the above is applicable, a written good faith determination of completion by the Company (herein collectively the "Completion"). Upon Completion, any remaining reserve as established hereunder will be automatically released.

                (c) In the event the Company fails to provide CIT with timely evidence, acceptable to CIT, of its maintenance of insurance coverage required pursuant to paragraph 7.5(a) above, CIT may purchase, at the Company's expense, insurance to protect CIT's interests in the Collateral. The insurance acquired by CIT may, but need not, protect the Company's interest in the Collateral, and therefore such insurance may not pay claims which the Company may have with respect to the Collateral or pay any claim which may be made against the Company in connection with the Collateral. In the event CIT purchases, obtains or acquires insurance covering all or any portion of the Collateral, the Company shall be responsible for all of the applicable costs of such insurance, including premiums, interest (at the applicable Chase Bank Rate for Revolving Loans set forth in paragraph 8.1 of Section 8 hereof), fees and any other charges with respect thereto, until the effective date of the cancellation or the expiration of such insurance. CIT may charge all of such premiums, fees, costs, interest and other charges to the Company's Revolving Loan Account. The Company hereby acknowledges that the costs of the premiums of any insurance acquired by CIT may exceed the costs of insurance which the Company may be able to purchase on its own. In the event that CIT purchases such insurance, CIT will notify the Company of said purchase within thirty (30) days of the date of such purchase. If, within thirty (30) days of the date of such notice, the Company provides CIT with proof that the Company had the insurance coverage required pursuant to 7.5(a) above (in form and substance satisfactory to CIT) as of the date on which CIT purchased insurance and the Company continued at all times to have such insurance, then CIT agrees to cancel the insurance purchased by CIT and credit the Company's Revolving Loan Account with the amount of all costs, interest and other charges associated with any insurance purchased by CIT, including with any amounts previously charged to the Revolving Loan Account.

          7.6 The Company agrees to pay, when due, all Taxes, including sales taxes, assessments, claims and other charges lawfully levied or assessed upon the Company or the Collateral unless such Taxes are being diligently contested in good faith by the Company by appropriate proceedings and adequate reserves are established in accordance with GAAP. Notwithstanding the foregoing, if any lien shall be filed or claimed thereunder (a) for Taxes due the United States of America, or (b) which in CIT's opinion might create a valid obligation having priority over the rights granted to CIT herein (exclusive of Real Estate), such lien shall not be deemed to be a Permitted Encumbrance hereunder and the Company shall immediately pay such tax and remove the lien of record. If the Company fails to do so promptly, then at CIT's election, CIT may (i) create an Availability Reserve in such amount as it may deem appropriate in its business judgement, or (ii) upon the occurrence of a Default or Event of Default, imminent risk of seizure, filing of any priority lien, forfeiture, or sale of the Collateral, pay Taxes on the Company's behalf, and the amount thereof shall be an Obligation secured hereby and due on demand.

          7.7 The Company: (a) agrees to comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the business or operations of the Company, provided that the Company may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which will not, in CIT's reasonable opinion, materially and adversely effect CIT's rights or priority in the Collateral; (b) agrees to comply with all environmental statutes, acts, rules, regulations or orders as presently existing or as adopted or amended in the future, applicable to the Collateral, the ownership and/or use of its real property and operation of its business, which the failure to comply with would have a material and adverse impact on the Collateral, or any material part thereof, or on the operation of the business of the Company; and (c) shall not be deemed to have breached any provision of this Paragraph 7.7 if (i) the failure to comply with the requirements of this Paragraph 7.7 resulted from good faith error or innocent omission, (ii) the Company promptly commences and diligently pursues a cure of such breach, and (iii) such failure is cured within (30) days following the Company's receipt of notice of such failure, or if such cannot in good faith be cured within thirty (30) days, then such breach is cured within a reasonable time frame based upon the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

          7.8 Until termination of this Financing Agreement and payment and satisfaction of all Obligations due hereunder, the Company agrees that, unless CIT shall have otherwise consented in writing, the Company will furnish to CIT: (a) within ninety (90) days after the end of each Fiscal Year of the Company, an audited Consolidated Balance Sheet, with a Consolidating Balance Sheet attached thereto, as at the close of such year, and statements of profit and loss, cash flow and reconciliation of surplus of the Company and its consolidated subsidiaries for such year, audited by independent public accountants selected by the Company and satisfactory to CIT; (b) within sixty (60) days after the end of each Fiscal Quarter a Consolidated Balance Sheet and Consolidating Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and its consolidated subsidiaries, certified by an authorized financial or accounting officer of the Company; (c) within fifteen (15) days after the end of each month a Consolidated Balance Sheet as at the end of such period and statements of profit and loss, cash flow and surplus of the Company and all subsidiaries for such period, certified by an authorized financial or accounting officer of the Company; and (d) from time to time, such further information regarding the business affairs and financial condition of the Company and its consolidated subsidiaries as CIT may reasonably request, including, without limitation (i) the accountant's management practice letter and (ii) annual cash flow projections in form satisfactory to CIT and (iii) within ninety (90) days after the end of the Company's Fiscal Year, he Company shall provide on a consolidated and on an individual basis for each of Pharmaceutical Formulations, Inc. and for Konsyl Pharmaceuticals, Inc., a financial forecast and cash flow and business projection for the then current Fiscal Year. Each financial statement which the Company is required to submit hereunder must be accompanied by an officer's certificate, signed by the President, Vice President, Controller, or Treasurer, pursuant to which any one such officer must certify that: (x) the financial statement(s) fairly and accurately represent(s) the Company's financial condition at the end of the particular accounting period, as well as the Company's operating results during such accounting period, subject to year-end audit adjustments; and (y) during the particular accounting period: (A) there has been no Default or Event of Default under this Financing Agreement, provided, however, that if any such officer has knowledge that any such Default or Event of Default, has occurred during such period, the existence of and a detailed description of same shall be set forth in such officer's certificate; (B) the Company has not received any notice of cancellation with respect to its property insurance policies; (C) the Company has not received any notice that could result in a material adverse effect on the value of the Collateral taken as a whole; and (D) the exhibits attached to such financial statement(s) constitute detailed calculations showing compliance with all financial covenants contained in this First Amended and Restated Financing Agreement.

          7.9 Until termination of this First Amended and Restated Financing Agreement and payment and satisfaction of all Obligations hereunder, the Company agrees that, without the prior written consent of CIT, except as otherwise herein provided, the Company will not:

(a) Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment, (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Company's Collateral or any other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances;

(b) Incur or create any Indebtedness other than the Permitted Indebtedness;

(c) Sell, lease, assign, transfer or otherwise dispose of (i) Collateral, except as otherwise specifically permitted by this First Amended and Restated Financing Agreement, or (ii) either all or substantially all of the Company's assets, which do not constitute Collateral;

(d) Merge, consolidate or otherwise alter or modify its corporate name, principal place of business, structure, or existence, re-incorporate or re-organize, or enter into or engage in any operation or activity materially different from that presently being conducted by the Company, except that the Company may change its corporate name or address; provided that: (i) the Company shall give CIT thirty (30) days prior written notice thereof, and (ii) the Company shall execute and deliver, prior to or simultaneously with any such action, any and all documents and agreements requested by CIT to confirm the continuation and preservation of all security interests and liens granted to CIT hereunder;

(e) Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f) Declare or pay any dividend or distributions of any kind on, or purchase, acquire, redeem or retire, any of the capital stock or equity interest, of any class whatsoever, whether now or hereafter outstanding, provided that, absent the occurrence or existence of a Default or Event of Default, either or both of Pharmaceutical Formulations, Inc. and/or Konsyl Pharmaceuticals, Inc. may make: (i) scheduled payments of Subordinated Debt held by Frank Buhler consisting of scheduled interest and principal as provided for in a promissory note issued to Frank X. Buhler and/or (ii) scheduled payments under a Consultancy Agreement to Frank X. Buhler, (iii) scheduled payments of Subordinated Debt held by Parent consisting of scheduled interest and principal so long as, in all cases, after the making of any such payment, the entity making such payment has sufficient Working Capital to pay its debts as they come due and has Availability for the 15 calendar days immediately preceding such payment to and through the date of such payment of not less than $250,000 plus the amount of the payment scheduled to be made and that after the making of such payment the entity making such payment continues to have not less than $250,000 of Availability. Notwithstanding the foregoing, in the event that any scheduled payment due under this Section 7.9(f)(i) or (ii) is not made when due, neither Pharmaceutical Formulations, Inc. nor Konsyl Pharmaceuticals, Inc. may make up such missed payment until the last date for payment of such amount and then only in accordance with the provisions and restrictions contained herein and in any Subordination Agreement; and further provided that, absent the occurrence or existence of a Default or Event of Default, Pharmaceutical Formulations, Inc. may make (iii) scheduled payments of Subordinated Debt held by Parent consisting of scheduled interest and principal so long as, in all cases, after the making of any such payment, the entity making such payment has sufficient Working Capital to pay its debts as they come due and has Availability of not less than $250,000 after the making of such payment.

Notwithstanding anything contained in this sub-section to the contrary, Company may make and Parent may receive, without restriction by the terms of this sub-section, payments legally due for raw materials supplied by Parent to Company and delivered to and utilized by Company in the ordinary course of its business on and after June 30, 2002;

(g) Make any advance or loan to, or any investment in, any firm, entity, person or corporation, or purchase or acquire all or substantially all of the stock or assets of any entity, person or corporation;

(h) Pay any management, consulting or other similar fees to any person, corporation or other entity affiliated with the Company.

          7.10 Until termination of the Financing Agreement and payment and satisfaction in full of all Obligations hereunder:

(a) Pharmaceutical Formulations, Inc. shall maintain at the end of each Fiscal Year a Tangible Net Worth of not less than $375,000.

(b) Pharmaceutical Formulations, Inc. and Konsyl Pharmaceuticals, Inc. shall, on a consolidated basis, maintain at the end of each Fiscal Year a Tangible Net Worth of not less than $1,800,000.

(c) Konsyl Pharmaceuticals, Inc. shall, maintain at the end of each Fiscal Year a Net Worth of not less than $1,450,000.

(d) Pharmaceutical Formulations, Inc. shall have a maximum Net Loss of $35,000 on a rolling three month basis.

(e) Konsyl Pharmaceuticals, Inc. shall have a Net Income of not less than $320,000 on a rolling three month basis.

CIT may increase, decrease, change, modify and revise the above financial covenants based upon its receipt of the financial forecasts and projections required to be submitted to it under Section 7.8(d)(iv) above.

          7.11 The Company agrees to advise CIT in writing of: (a) all expenditures (actual or anticipated) in excess of $150,000.00 from the budgeted amount therefor in any Fiscal Year for (i) environmental clean-up, (ii) environmental compliance or (iii) environmental testing and the impact of said expenses on the Company's Working Capital; and (b) any notices the Company receives from any local, state or federal authority advising the Company of any environmental liability (real or potential) stemming from the Company's operations, its premises, its waste disposal practices, or waste disposal sites used by the Company and to provide CIT with copies of all such notices if so required.

          7.12 The Company hereby agrees to indemnify and hold harmless CIT and its officers, directors, employees, attorneys and agents (each an "Indemnified Party") from, and holds each of them harmless against, any and all losses, liabilities, obligations, claims, actions, damages, costs and expenses (including attorney's fees) and any payments made by CIT pursuant to any indemnity provided by CIT with respect to or to which any Indemnified Party could be subject insofar as such losses, liabilities, obligations, claims, actions, damages, costs, fees or expenses with respect to the Loan Documents, including without limitation those which may arise from or relate to: (a) the Depository Account, the Blocked Accounts, the lockbox and/or any other depository account and/or the agreements executed in connection therewith; and (b) any and all claims or expenses asserted against CIT as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate; or any claim or expense which results from the Company's operations (including, but not limited to, the Company's off-site disposal practices) and use of the Real Estate, which CIT may sustain or incur (other than solely as a result of the physical actions of CIT on the Company's premises which are determined to constitute gross negligence or willful misconduct by a court of competent jurisdiction), all whether through the alleged or actual negligence of such person or otherwise, except and to the extent that the same results solely and directly from the gross negligence or willful misconduct of such Indemnified Party as finally determined by a court of competent jurisdiction. The Company hereby agrees that this indemnity shall survive termination of this Financing Agreement, as well as payments of Obligations which may be due hereunder. CIT may, in its sole business judgement, establish such Availability Reserves with respect thereto as it may deem advisable under the circumstances and, upon any termination hereof, hold such reserves as cash reserves for any such contingent liabilities.

           7.13 Without the prior written consent of CIT, the Company agrees that it will not enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property with the Parent or any subsidiary or affiliate of either the Company or Parent, provided that, except as otherwise set forth in this Financing Agreement, the Company may enter into sale and service transactions in the ordinary course of its business and pursuant to the reasonable requirements of the Company, and upon standard terms and conditions and fair and reasonable terms, no less favorable to the Company than the Company could obtain in a comparable arms length transaction with an unrelated third party, provided further that no Default or Event of Default exists or will occur hereunder prior to and after giving effect to any such transaction.

           7.14 Pharmaceutical Formulations, Inc. warrants and represents that CIT is holder of Warrant Certificates dated April 1, 1992 and March 30, 1993 in connection with the purchase by CIT at its option of 100,000 and 10,000 shares respectively of common stock of Pharmaceutical Formulations, Inc. which Warrants do not expire prior to March 31, 2009.

          7.15 Pharmaceutical Formulations, Inc. further warrants and represents that in connection with its acquisition of Konsyl Pharmaceuticals, Inc., Konsyl Pharmaceuticals, Inc. has obtained an option to acquire the real property known as 8050 Industrial Park Road, Easton, Maryland 21601 on or before May 14, 2006. The Company covenants and agrees that upon acquisition of the real property known as 8050 Industrial Park Road, Easton, Maryland 21601, the acquiring party will grant a mortgage to CIT as additional collateral security for the payment and performance of the Obligations.

SECTION 8. Interest, Fees and Expenses

          8.1 (a)      Interest on the Revolving Loans, whether bearing interest based on the Chase Bank Rate or LIBOR, shall be payable monthly as of the end of each month. Chase Bank Rate Loans shall be an amount equal to the Chase Bank Rate plus two percent (2.0%) per annum on the average of the net balances owing by the Company to CIT in the Revolving Loan Account at the close of each day during such month. In the event of any change in said Chase Bank Rate, the rate hereunder for Chase Bank Rate Loans shall change, as of the date of such change, so as to remain two percent (2.0%) above the Chase Bank Rate. The rate hereunder for Chase Bank Rate Loans shall be calculated based on a 360-day year. CIT shall be entitled to charge the Company's Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

           (b)      Notwithstanding the provisions above, in the event that Pharmaceutical Formulations, Inc. achieves a Net Income of at least $2,500,000 for the Fiscal year ending December 31, 2003 as reflected in the Company's audited financial statement delivered to CIT for such year, the interest rate hereunder applicable to the Pharmaceutical Formulations, Inc. Revolving Loan Obligations in excess of the Chase Bank Rate shall be reduced from two percent (2.0%) to one percent (1.0%) as of the first day of the next month after CIT has received such financial statement, provided however, that in the event that after any such reduction in interest rate, Pharmaceutical Formulations, Inc. fails to achieve Net Income of at least $2,500,000 for the Fiscal year ending December 31, 2004 or in any subsequent year or in the event the Company fails to timely deliver its audited financial statements for such Fiscal year as required by this Agreement, the interest rate applicable to the Pharmaceutical Formulations, Inc. Revolving Loan Obligations in excess of the Chase Bank Rate shall be increased to two percent (2.0%) in excess of the Chase Bank Rate retroactive to and effective as of January 1, 2005 or any year thereafter in which this First Amended and Restated Financing Agreement remains in effect.

           (c)      Notwithstanding any provision to the contrary contained in this section 8, in the event that the sum of (i) the outstanding Revolving Loans and (ii) the outstanding Letters of Credit exceed the lesser of either (x) the maximum aggregate amount available under Sections 3 and 5 of this Financing Agreement or (y) the Revolving Line of Credit: (A) as a result of Revolving Loans advanced by CIT at the request of the Company (herein "Requested Overadvances"), for any one (1) or more days in any month, or (B) for any other reason whatsoever (herein "Other Overadvances") and such Other Overadvances continue for five (5) or more days in any month, the average net balance of all Revolving Loans for such month shall bear interest at the Overadvance Rate.

           (d)      Interest on the Term Loan shall be payable monthly as of the end of each month on the unpaid balance or on payment in full prior to maturity in an amount equal to the Chase Bank Rate plus three quarters of one percent (0.75%) per annum. In the event of any change in said Chase Bank Rate the rate hereunder shall change, as of the date of such change, so as to remain three quarters of one percent (0.75%) above the Chase Bank Rate. The rate hereunder shall be calculated based on a 360 day year. CIT shall be entitled to charge the Revolving Loan Account at the rate provided for herein when due until all Obligations have been paid in full.

           (e)      Upon and after the occurrence of an Event of Default and the giving of any required notice by CIT in accordance with the provisions of Section 10, Paragraph 10.2 hereof, all Obligations shall bear interest at the Default Rate of Interest.

          8.2 Notwithstanding Section 8.1(a) above, if in any month the average daily balance of Revolving Loans outstanding and owing to CIT, whether bearing interest based on the Chase Bank Rate or LIBOR, shall be less than $3,000,000, interest at the applicable Chase Bank Rate or LIBOR shall be payable for such month on not less than $3,000,000.

          8.3 In consideration of the Letter of Credit Guaranty of CIT, the Company shall pay CIT the Letter of Credit Guaranty Fee which shall be an amount equal to (a) two percent (2.0%) on the face amount of each documentary Letter of Credit payable upon issuance thereof and (b) two percent (2.0%) per annum, payable monthly, on the face amount of each standby Letter of Credit less the amount of any and all amounts previously drawn under such standby Letter of Credit.

          8.4 Any and all charges, fees, commissions, costs and expenses charged to CIT for the Company's account by any Issuing Bank in connection with, or arising out of, Letters of Credit or out of transactions relating thereto will be charged to the Revolving Loan Account in full when charged to, or paid by CIT, or as may be due upon any termination of this Financing Agreement hereof, and when made by any such Issuing Bank shall be conclusive on CIT.

          8.5 The Company shall reimburse or pay CIT, as the case may be, for: (a) all Out-of-Pocket Expenses, (b) any applicable Documentation Fee; and (c) without the payment of such constituting a waiver by CIT of a Default or Event of Default hereunder, a non-refundable fee of $100.00 for each document or report requested by, but not promptly delivered, to CIT.

          8.6 Upon the last Business Day of each month, the Company shall pay to CIT (i) the Line of Credit Fee, and (ii) interest on the Collection Days. Interest will be computed at the rate, and in the manner, set forth in Paragraph 8.1 of this Financing Agreement.

          8.7 To induce CIT to enter into this Financing Agreement and to extend to the Company the Revolving Loan and Letters of Credit Guaranties and the Term Loan, the Company shall pay to CIT a Loan Facility Fee in the amount of: (a) $266,000.00 which sum is fully earned as of the Closing Date and shall be payable in installments of $66,500 on each of December 31, 2003, December 31, 2004, December 31, 2005 and December 31, 2006 or if this First Amended and Restated Financing Agreement is terminated earlier than December 31, 2006, then on the date of such termination, all remaining amounts of the Loan Facility Fee shall become due and payable. In the event that this First Amended and Restated Loan and Security Agreement is renewed on any Anniversary Date, Company shall pay to CIT, and authorizes CIT to charge its loan account, a Loan Facility Fee of $133,000 for each such renewal in installments of $66,500 on the last day of each year during such renewal term or if this First Amended and Restated Financing Agreement or any amended version thereof is terminated earlier than the last day of any renewal term, then the Loan Facility Fee or balance thereof which is due shall be charged on the date of such termination. The Loan Facility Fee shall be fully earned during any renewal term on the first day of such renewal term, but shall be payable in installments as above set forth.

          8.8 The Company, on the first day of each calendar month, in advance and fully earned for such month shall pay to CIT the sum of $2,000.00 as an Administrative Management Fee.

          8.9 The Company shall pay CIT's standard charges and fees for CIT's personnel used by CIT for reviewing the books and records of the Company and for verifying, testing, protecting, safeguarding, preserving or disposing of all or any part of the Collateral (which fees shall be in addition to the Administrative Management Fee and any Out-of-Pocket Expenses).

          8.10 The Company hereby authorizes CIT to charge the Revolving Loan Account with the amount of all payments due hereunder as such payments become due. The Company confirms that any charges which CIT may so make to the Revolving Loan Account as herein provided will be made as an accommodation to the Company and solely at CIT's discretion.

          8.11 In the event that CIT or any participant hereunder (or any financial institution which may from time to time become a participant or lender hereunder) shall have determined in the exercise of its reasonable business judgement that, subsequent to the Closing Date, any change in applicable law, rule, regulation or guideline regarding capital adequacy, or any change in the interpretation or administration thereof, or compliance by CIT or such participant with any new request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on CIT's or such participant's capital as a consequence of its obligations hereunder to a level below that which CIT or such participant could have achieved but for such adoption, change or compliance (taking into consideration CIT or such participant's policies with respect to capital adequacy) by an amount reasonably deemed by CIT or such participant to be material, then, from time to time, the Company shall pay no later than five (5) days following demand to CIT or such participant such additional amount or amounts as will compensate CIT's or such participant's for such reduction. In determining such amount or amounts, CIT or such participant may use any reasonable averaging or attribution methods. The protection of this Paragraph 8.11 shall be available to CIT or such participant regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT or such participant setting forth such amount or amounts as shall be necessary to compensate CIT or such participant with respect to this Section 8 and the calculation thereof when delivered to the Company shall be conclusive on the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event CIT or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determines that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required to be made whole, the excess, if any, shall be returned to the Company by CIT or such participant.

           8.12. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT or such participant with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

                 (a)      subject CIT or such participant to any tax of any kind whatsoever with respect to this Financing Agreement or change the basis of taxation of payments to CIT or such participant of principal, fees, interest or any other amount payable hereunder or under any other documents (except for changes in the rate of tax on the overall net income of CIT or such participant by the federal government or the jurisdiction in which it maintains its principal office);

                 (b)      impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such participant by reason of or in respect to this Financing Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

                 (c)      impose on CIT or such participant any other condition with respect to this Financing Agreement or any other document, and the result of any of the foregoing is to increase the cost to CIT or such participant of making, renewing or maintaining its loans hereunder by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgement or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans by an amount that CIT or such participant deems to be material in the exercise of its reasonable business judgement, then, in any case the Company shall pay CIT or such participant, within five (5) days following its demand, such additional cost or such reduction, as the case may be. CIT or such participant shall certify the amount of such additional cost or reduced amount to the Company and the calculation thereof and such certification shall be conclusive upon the Company absent manifest error. Notwithstanding anything in this paragraph to the contrary, in the event CIT or such participant has exercised its rights pursuant to this paragraph, and subsequent thereto determine that the additional amounts paid by the Company in whole or in part exceed the amount which CIT or such participant actually required pursuant hereto, the excess, if any, shall be returned to the Company by CIT or such participant.

           8.13 The Company may request LIBOR Loans on the following terms and conditions:

                (a)      The Company may elect, subsequent to the Closing Date and from time to time thereafter (i) to request any loan made hereunder to be a LIBOR Loan as of the date of such loan or (ii) to convert Chase Bank Rate Loans to LIBOR Loans, and may elect from time to time to convert LIBOR Loans to Chase Bank Rate Loans by giving CIT at least three (3) Business Days' prior irrevocable notice of such election, provided that any such conversion of LIBOR Loans to Chase Bank Rate Loans shall only be made, subject to the second following sentence, on the last day of an Interest Period with respect thereto. Should the Company elect to convert Chase Bank Rate Loans to LIBOR Loans, it shall give CIT at least four Business Days' prior irrevocable notice of such election. If the last day of an Interest Period with respect to a loan that is to be converted is not a Business Day or Working Day, then such conversion shall be made on the next succeeding Business Day or Working Day, as the case may be, and during the period from such last day of an Interest Period to such succeeding Business Day, as the case may be, such loan shall bear interest as if it were an Chase Bank Rate Loan. All or any part of outstanding Chase Bank Rate Loans then outstanding with respect to Revolving Loans may be converted to LIBOR Loans as provided herein, provided that partial conversions shall be in multiples in an aggregate principal amount of $1,000,000 or more. The aggregate amount of all such LIBOR Loans shall not exceed $10,000,000 at any one time outstanding. CIT shall be entitled to charge the Company a $500 fee upon the first effective day of any such election for a LIBOR Loan.

                (b)      Any LIBOR Loans may be continued as such upon the expiration of an Interest Period, provided the Company so notifies CIT, at least three (3) Business Days' prior to the expiration of said Interest Period, and provided further that no LIBOR Loan may be continued as such upon the occurrence of any Default or Event of Default under this Financing Agreement, but shall be automatically converted to a Chase Bank Rate Loan on the last day of the Interest Period during which occurred such Default or Event of Default. Absent such notification, LIBOR Rate Loans shall convert to Chase Bank Rate Loans on the last day of the applicable Interest Period. Each notice of election, conversion or continuation furnished by the Company pursuant hereto shall specify whether such election, conversion or continuation is for a one, two, or three month period. Notwithstanding anything to the contrary contained herein, CIT (or any participant, if applicable) shall not be required to purchase United States Dollar deposits in the London interbank market or from any other applicable LIBOR Rate market or source or otherwise "match fund" to fund LIBOR Rate Loans, but any and all provisions hereof relating to LIBOR Rate Loans shall be deemed to apply as if CIT (and any participant, if applicable) had purchased such deposits to fund any LIBOR Rate Loans.

                 (c)      The Company may request a LIBOR Loan, convert any Chase Bank Rate Loan or continue any LIBOR Loan provided there is then no Default or Event of Default in effect.

          8.14      (a)      The LIBOR Loans shall bear interest for each Interest Period with respect thereto on the unpaid principal amount thereof at a rate per annum equal to the LIBOR determined for each Interest Period in accordance with the terms hereof plus the necessary percentage increase to make the rate equivalent to a Chase Bank Rate plus two percent (2.0%) with respect to Revolving Loans.

                 (b)      Notwithstanding the provisions above, in the event that the Company achieves a Net Income of at least $2,500,000 for the Fiscal year ending December 31, 2003 or any subsequent Fiscal Year as reflected in the Company's audited financial statement delivered to CIT for such year, the interest rate hereunder shall be reduced at the commencement of the next Interest Period to rate equivalent to a Chase Bank Rate plus one percent (1.0%) with respect to Revolving Loans as of the first day of the next Interest Period after CIT has received such financial statement, provided however, that in the event that after any such reduction in interest rate, the Company fails to achieve Net Income of at least $2,500,000 for the Fiscal year ending December 31, 2004 or in any subsequent year or in the event the Company fails to timely deliver its audited financial statements for such Fiscal year as required by this Agreement, the interest rate shall be increased at the commencement of the next Interest Period to rate equivalent to a Chase Bank Rate plus two percent (2.0%) with respect to Revolving Loans as of the first day of the next Interest Period.

                 (c)      If all or a portion of the outstanding principal amount of the Obligations shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such outstanding amount, to the extent it is a LIBOR Loan, shall be converted to a Chase Bank Rate Loan at the end of the last Interest Period therefor.

           8.15      (a)      Interest in respect of the LIBOR Loans shall be calculated on the basis of a 360 day year and shall be payable as of the end of each month.

                 (b)      CIT shall, at the request of the Company, deliver to the Company a statement showing the quotations given by The JP Morgan Chase Bank and the computations used in determining any interest rate pursuant to Paragraph 8.14 of Section 8 hereof.

          8.16 As further set forth in paragraph 8.12 above, in the event that CIT (or any financial institution which may become a participant hereunder) shall have determined in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon the Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable for any Interest Period with respect to: (a) a proposed loan that the Company has requested be made as a LIBOR Loan; (b) a LIBOR Loan that will result from the requested conversion of a Chase Bank Rate Loan into a LIBOR Loan; or (c) the continuation of LIBOR Loans beyond the expiration of the then current Interest Period with respect thereto, CIT shall forthwith give written notice of such determination to the Company at least one day prior to, as the case may be, the requested borrowing date for such LIBOR Loan, the conversion date of such Chase Bank Rate Loan or the last day of such Interest Period. If such notice is given (i) any requested LIBOR Loan shall be made as a Chase Bank Rate Loan, (ii) any Chase Bank Rate Loan that was to have been converted to a LIBOR Loan shall be continued as a Chase Bank Rate Loan, and (iii) any outstanding LIBOR Loan shall be converted, on the last day of then current Interest Period with respect thereto, to a Chase Bank Rate Loan. Until such notice has been withdrawn by CIT, no further LIBOR Loan shall be made nor shall the Company have the right to convert a Chase Bank Rate Loan to a LIBOR Loan.

          8.17 If any payment on a LIBOR Loan becomes due and payable on a day other than a Business Day or Working Day, the maturity thereof shall be extended to the next succeeding Business Day or Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Business Day or Working Day.

          8.18 Notwithstanding any other provisions herein, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for CIT to make or maintain LIBOR Loans as contemplated herein, the then outstanding LIBOR Loans, if any, shall be converted automatically to Chase Bank Rate Loans as of the end of such month, or within such earlier period as required by law. The Company hereby agrees promptly to pay CIT, upon demand, any additional amounts necessary to compensate CIT for any costs incurred by CIT in making any conversion in accordance with this Section 8 including, but not limited to, any interest or fees payable by CIT to lenders of funds obtained by CIT in order to make or maintain LIBOR Loans hereunder.

          8.19 The Company agrees to indemnify and to hold CIT (including any participant ) harmless from any loss or expense which CIT or such participant may sustain or incur as a consequence of: (a) Default by the Company in payment of the principal amount of or interest on any LIBOR Loans, as and when the same shall be due and payable in accordance with the terms of this Financing Agreement, including, but not limited to, any such loss or expense arising from interest or fees payable by CIT or such participant to lenders of funds obtained by either of them in order to maintain the LIBOR Loans hereunder; (b) default by the Company in making a borrowing or conversion after the Company has given a notice in accordance with Paragraph 8.13 of Section 8 hereof; (c) any prepayment of LIBOR Loans on a day which is not the last day of the Interest Period applicable thereto, including, without limitation, prepayments arising as a result of the application of the proceeds of Collateral to the Revolving Loans; and (d) default by the Company in making any prepayment after the Company had given notice to CIT thereof. The determination by CIT of the amount of any such loss or expense, when set forth in a written notice to the Company, containing CIT's calculations thereof in reasonable detail, shall be conclusive on the Company in the absence of manifest error. Calculation of all amounts payable under this paragraph with regard to LIBOR Loans shall be made as though CIT had actually funded the LIBOR Loans through the purchase of deposits in the relevant market and currency, as the case may be, bearing interest at the rate applicable to such LIBOR Loans in an amount equal to the amount of the LIBOR Loans and having a maturity comparable to the relevant interest period; provided, however, that CIT may fund each of the LIBOR Loans in any manner CIT sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this paragraph. In addition, notwithstanding anything to the contrary contained herein, CIT shall apply all proceeds of Collateral and all other amounts received by it from or on behalf of the Company (i) initially to the Chase Bank Rate Loans and (ii) subsequently to LIBOR Loans; provided, however, (x) upon the occurrence of an Event of Default or (y) in the event the aggregate amount of outstanding LIBOR Rate Loans exceeds Availability or the applicable maximum levels set forth therefor, CIT may apply all such amounts received by it to the payment of Obligations in such manner and in such order as CIT may elect in its reasonable business judgment. In the event that any such amounts are applied to Revolving Loans which are LIBOR Loans, such application shall be treated as a prepayment of such loans and CIT shall be entitled to indemnification hereunder. This covenant shall survive termination of this Financing Agreement and payment of the outstanding Obligations.

          8.20 Notwithstanding anything to the contrary in this Agreement, in the event that, by reason of any Regulatory Change (for purposes hereof "Regulatory Change" shall mean, with respect to CIT, any change after the date of this Financing Agreement in United States federal, state or foreign law or regulations (including, without limitation, Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including CIT of or under any United States federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), CIT either (a) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such bank which includes deposits by reference to which the interest rate on LIBOR Loans is determined as provided in this Financing Agreement or a category of extensions of credit or other assets of CIT which includes LIBOR Loans, or (b) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which it may hold, then, if CIT so elects by notice to the Company, the obligation of CIT to make or continue, or to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

          8.21 For purposes of this Financing Agreement and Section 8 thereof, any reference to CIT shall include any financial institution which may become a participant or co-lender subsequent to the Closing Date.

SECTION 9. Powers

          The Company hereby constitutes CIT, or any person or agent CIT may designate, as its attorney-in-fact, at the Company's cost and expense, to exercise all of the following powers, which being coupled with an interest, shall be irrevocable until all Obligations to CIT have been paid in full:

                 (a)      To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Company, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

                 (b)      To receive, open and dispose of all mail addressed to the Company and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

                 (c)      To request from customers indebted on Accounts at any time, in the name of CIT information concerning the amounts owing on the Accounts;

                 (d)      To request from customers indebted on Accounts at any time, in the name of the Company, in the name of certified public accountant designated by CIT or in the name of CIT's designee, information concerning the amounts owing on the Accounts;

                 (e)      To transmit to customers indebted on Accounts notice of CIT's interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Company's account; and

                 (f)      To take or bring, in the name of CIT or the Company, all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.

          Notwithstanding anything hereinabove contained to the contrary, the powers set forth in (b) and (f) above may only be exercised after the occurrence of an Event of Default and until such time as such Event of Default is waived in writing by CIT.

SECTION 10. Events of Default and Remedies

          10.1 Notwithstanding anything hereinabove to the contrary, CIT may terminate this Financing Agreement immediately upon the occurrence of any of the following Events of Default:

(a) cessation of the business of the Company or either of Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. or of the Guarantor or the calling of a meeting of the creditors of the Company or of Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. or of the Guarantor for purposes of compromising the debts and obligations of the Company or of Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. or the Guarantor;

(b) the failure of the Company or of Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. or of the Guarantor to generally meet its debts as they mature;

(c) (i) the commencement by the Company or by Pharmaceutical Formulations, Inc. or by Konsyl Pharmaceuticals, Inc. or by the Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law; (ii) the commencement against the Company or Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. or the Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any federal or state law by creditors of the Company or of the Guarantor, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed and vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Company or the Guarantor shall take action to authorize or effect any of the actions in any such proceeding; or (iii) the commencement (x) by Parent or the Company or Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. or any Company subsidiary, or any one of them, of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under any applicable state law, or (y) against Parent or the Company or Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. or any Company subsidiary, or any one of them, of any involuntary bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeding under applicable law, provided that such Default shall not be deemed an Event of Default if such proceeding is controverted within ten (10) days and dismissed or vacated within thirty (30) days of commencement, except in the event that any of the actions sought in any such proceeding shall occur or the Parent's, Company or any Company subsidiary, or any one of them, shall take action to authorize or effect any of the actions in any such proceeding;

(d) breach by the Company or of Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. of any warranty, representation or covenant contained herein (other than those referred to in sub-paragraph (e) below) or in any other written agreement between the Company or CIT, provided that such Default by the Company or Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. of any of the warranties, representations or covenants referred in this clause (d) shall not be deemed to be an Event of Default unless and until such Default shall remain unremedied to CIT's satisfaction for a period of ten (10) days from the date of such breach;

(e) breach by the Company or Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. of any warranty, representation or covenant of Paragraphs 3.3 (other than the fourth sentence of Paragraph 3.3) and 3.4 of Section 3 hereof; Paragraphs 6.3 and 6.4 (other than the first sentence of Paragraph 6.4) of Section 6 hereof; Paragraphs 7.1, 7.5, 7.6, and 7.8 through 7.14 hereof;

(f) failure of the Company or Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. to pay any of the Obligations within five (5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof;

(g) the Company or Pharmaceutical Formulations, Inc. or Konsyl Pharmaceuticals, Inc. shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) have any "accumulated funding deficiency" as defined in ERISA, (iii) have any "reportable event" as defined in ERISA, (iv) terminate any "plan", as defined in ERISA or (v) be engaged in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any "plan", as defined in ERISA, and with respect to this sub-paragraph (h) such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) could, in the reasonable opinion of CIT, subject the Company to any tax, penalty or other liability material to the business, operations or financial condition of the Company;

(h) without the prior written consent of CIT and, except as permitted in the Subordination Agreement, the Company shall (x) amend or modify the Subordinated Debt, or (y) make any payment on account of the Subordinated Debt;

(i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure periods) under any instrument or agreement evidencing (x) Subordinated Debt or (y) any other Indebtedness of the Company having a principal amount in excess of $250,000 or (z) any other Indebtedness of the Company to any party holding a Permitted Encumbrance;

(j) (i) if any two of James Ingram or John Oram or Walter Kreil cease for any reason whatsoever (other than as a result of death) to be actively engaged in the management of the Company or (ii) the stock of the Company presently held (directly or indirectly) by the Parent is transferred;

(k) if any Guarantor terminates its respective Guaranty or otherwise fails to perform any of the terms of the Guaranty, all prior to termination of this Financing Agreement and payment in full of all Obligations; or

(l) any judgment or judgments aggregating in excess of $100,000.00 or any injunction or attachment is obtained or enforced against Company or any Guarantor and which remains unstayed for more than ten (10) Business Days; or

(m) if the Standard Chartered Bank letter of credit expiry date has not been renewed or extended on or before the 30th day prior to the stated expiry date and there still remains on the 30th day prior to the stated expiry date principal amounts outstanding under the Term Loan; or

(n) if within 90 days from the date of this Agreement, the Company has not obtained and provided a fully executed Lockbox Agreement between the Company, CIT and Wachovia Bank in form, scope and content satisfactory to CIT or on CIT's standard form with Wachovia Bank.

          10.2 Upon the occurrence of a Default and/or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in Sections 3, 4 and 5 of this Financing Agreement shall be thereafter in CIT's sole discretion and the obligation of CIT to make Revolving Loans and open Letters of Credit and provide Letters of Credit Guaranties, shall cease unless such Default is cured to CIT's satisfaction or Event of Default is waived in writing by CIT , and at the option of CIT upon the occurrence of an Event of Default: (a) all Obligations shall become immediately due and payable; (b) CIT may charge the Company the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Section 8 of this Financing Agreement, and (c) CIT may immediately terminate this Financing Agreement upon notice to the Company; provided, however, that upon the occurrence of an Event of Default listed in Paragraph 10.1(c) of this Section 10, this Financing Agreement shall automatically terminate and all Obligations shall become due and payable, without any action, declaration, notice or demand by CIT. The exercise of any option is not exclusive of any other option, which may be exercised at any time by CIT.

          10.3 Immediately upon the occurrence of any Event of Default, CIT may, to the extent permitted by law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including any electronic records, contracts and signatures pertaining thereto), documents, instruments, files and records, and any receptacles or cabinets containing same, relating to the Accounts, or CIT may use, at the Company's expense, such of the Company's personnel, supplies or space at the Company's places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Company or CIT, and generally shall have all other rights respecting said Accounts, including without limitation the right to: accelerate or extend the time of payment, settle, compromise, release in whole or in part any amounts owing on any Accounts and issue credits in the name of the Company or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed Inventory, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT's sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Company; (d) foreclose the security interests in the Collateral created herein or by the Loan Documents by any available judicial procedure, or to take possession of any or all of the Collateral, including any Inventory, Equipment and/or Other Collateral without judicial process, and to enter any premises where any Inventory and Equipment and/or Other Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral, whether in its then condition or after further preparation or processing, in the name of the Company or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, CIT shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CIT shall deem appropriate and any such costs shall be deemed an Obligation hereunder. The Company agrees, at the request of CIT, to assemble the Inventory and Equipment and to make it available to CIT at premises of the Company or elsewhere and to make available to CIT the premises and facilities of the Company for the purpose of CIT's taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT's exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys' fees) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and the Company shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Company or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative. The Company hereby indemnifies CIT and holds CIT harmless from any and all costs, expenses, claims, liabilities, Out-of-Pocket Expenses or otherwise, incurred or imposed on CIT by reason of the exercise of any of its rights, remedies and interests hereunder, including, without limitation, from any sale or transfer of Collateral, preserving, maintaining or securing the Collateral, defending its interests in Collateral (including pursuant to any claims brought by the Company, the Company as debtor-in-possession, any secured or unsecured creditors of the Company, any trustee or receiver in bankruptcy, or otherwise), and the Company hereby agrees to so indemnify and hold CIT harmless, absent CIT's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. The foregoing indemnification shall survive termination of this Financing Agreement until such time as all Obligations (including the foregoing) have been finally and indefeasibly paid in full. In furtherance thereof CIT, may establish such reserves for Obligations hereunder (including any contingent Obligations) as it may deem advisable in its reasonable business judgement. Any applicable mortgage(s), deed(s) of trust or assignment(s) issued to CIT on the Real Estate shall govern the rights and remedies of CIT thereto.

SECTION 11. Termination

          Except as otherwise permitted herein, CIT may terminate this Financing Agreement only as of the initial or any subsequent Anniversary Date and then only by giving the Company at least sixty (60) days prior written notice of termination. Notwithstanding the foregoing CIT may terminate the Financing Agreement immediately upon the occurrence of an Event of Default, provided, however, that if the Event of Default is an event listed in Paragraph 10.1(c) of Section 10 of this Financing Agreement, this Financing Agreement shall terminate in accordance with paragraph 10.2 of Section 10. Upon termination by CIT upon the occurrence of an Event of Default, all Obligations including but not limited to the Early Termination Fee, if any, shall be due and payable. This Financing Agreement, unless terminated as herein provided, shall automatically continue from Anniversary Date to Anniversary Date. The Company may terminate this Financing Agreement at any time upon sixty (60) days' prior written notice to CIT, provided that the Company pays to CIT immediately on demand an Early Termination Fee and/or the Prepayment Premium, if applicable. All Obligations shall become due and payable as of any termination hereunder or under Section 10 hereof and, pending a final accounting, CIT may withhold any balances in the Company's account (unless supplied with an indemnity satisfactory to CIT) to cover all of the Obligations, whether absolute or contingent, including, but not limited to, cash reserves for any contingent Obligations, including an amount of 110% of the face amount of any outstanding Letters of Credit with an expiry date on, or within thirty (30) days of the effective date of termination of this Financing Agreement. All of CIT's rights, liens and security interests shall continue after any termination until all Obligations have been paid and satisfied in full.

SECTION 12. Miscellaneous

          12.1 The Company hereby waives diligence, notice of intent to accelerate, notice of acceleration, demand, presentment and protest and any notices thereof as well as notice of nonpayment. No delay or omission of CIT or the Company to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or shall operate as a waiver thereof or as a waiver of any such Event of Default. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

          12.2 This Financing Agreement and the Loan Documents executed and delivered in connection therewith constitute the entire agreement between the Company and CIT; supersede any prior agreements; can be changed only by a writing signed by both the Company and CIT; and shall bind and benefit the Company and CIT and their respective successors and assigns.

          12.3 In no event shall the Company, upon demand by CIT for payment of any Indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such; and if principal is paid in full, any remaining excess shall be refunded to the Company. This paragraph shall control every other provision hereof, the Loan Documents and of any other agreement made in connection herewith.

          12.4 If any provision hereof or of any other agreement made in connection herewith is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

          12.5 THE COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. THE COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

          12.6 Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (provided that, any electronic communications from the Company with respect to any request, transmission, document, electronic signature, electronic mail or facsimile transmission shall be deemed binding on the Company for purposes of this Financing Agreement, provided further that any such transmission shall not relieve the Company from any other obligation hereunder to communicate further in writing), and shall be deemed to have been validly served, given or delivered when hand delivered or sent by facsimile, or three days after deposit in the United State mails, with proper first class postage prepaid and addressed to the party to be notified or to such other address as any party hereto may designate for itself by like notice, as follows:

(A)	If to CIT, at:	The CIT Group/Business Credit, Inc. 1211 Avenue of the Americas 22nd Floor New York, New York 10036 Attn: Regional Credit Manager Fax No.: 212-790-9123

(B)	If to the Company at:	Pharmaceutical Formulations, Inc. 460 Plainfield Avenue Edison, New Jersey 08817 Attention: James Ingram, President 732-985-7100 732-819-3316 (fax)

and	Konsyl Pharmaceuticals, Inc. 8050 Industrial Park Road Easton, Maryland 21601 Attention: (fax)

With a courtesy copy of any material notice to the Company's counsel at:

Paul Falick, Esq. General Counsel ICC Industries Inc. 460 Park Avenue New York, New York 10022 212-521-1789 212-521-1940 (fax)

provided, however, that the failure of CIT to provide the Company's counsel with a copy of such notice shall not invalidate any notice given to the Company and shall not give the Company any rights, claims or defenses due to the failure of CIT to provide such additional notice.

           12.7 THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

          IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be effective, executed, accepted and delivered at New York, New York, by their proper and duly authorized officers as of the date set forth above.

PHARMACEUTICAL FORMULATIONS, INC. By: /s/ Walter Kreil Walter Kreil Chief Financial Officer KONSYL PHARMACEUTICALS, INC. By: /s/ Walter Kreil Title:	THE CIT GROUP/ BUSINESS CREDIT, INC. By: /s/ Title: Vice President

EXHIBIT A

TERM LOAN PROMISSORY NOTE

$2,000,000.00	May 15, 2003

          FOR VALUE RECEIVED, the undersigned, Pharmaceutical Formulations, Inc., a Delaware corporation and Konsyl Pharmaceuticals, Inc., a Delaware corporation, jointly and severally (collectively referred to herein as the "Company") promise to pay to the order of THE CIT GROUP/BUSINESS CREDIT, INC. (herein "CIT") at its office located at 1211 Avenue of the Americas, 22nd Floor, New York, New York 10036 in lawful money of the United States of America and in immediately available funds, the principal amount of Two Million Dollars ($2,000,000.00) in forty (40) equal principal installments of $50,000.00 each, whereof the first such installment shall be due and payable on June 16, 2003 or on the next subsequent Business Day and subsequent installments shall be due and payable on the fifteenth calendar day (or next Business Day) of each month thereafter until this Note is paid in full. This Term Loan Promissory Note is secured, inter alia, by a letter of credit issued by Standard Chartered Bank in favor of CIT. On each monthly payment date, CIT is authorized to charge the Revolving Line of Credit for such monthly principal payment or make written demand upon ICC Industries Inc. in the event that insufficient Availability exists to make such charge without creating an Overadvance or make a drawing under letter of credit issued by Standard Chartered Bank in favor of CIT as set forth in Section 4 of the First Amended and Restated Financing Agreement between CIT and Company.

The Company further agrees to pay interest at said office, in like money, on the unpaid principal amount owing hereunder from time to time from the date hereof on the date and at the rate specified in Section 8 of the Financing Agreement, of even date herewith between the Company and CIT (the "Financing Agreement"). Capitalized terms used herein and defined in the Financing Agreement shall have the same meanings as set forth therein unless otherwise specifically defined herein.

If any payment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

This Note is Term Loan Promissory Note referred to in the Financing Agreement, evidences Term Loan thereunder, and is subject to, and entitled to, all provisions and benefits thereof and is subject to optional and mandatory prepayment, in whole or in part, as provided therein.

Upon the occurrence of any Event of Default specified in the Financing Agreement or upon termination of the Financing Agreement or upon the 30th day prior to the expiry date of the letter of credit issued by Standard Chartered Bank in favor of CIT without such letter of credit being renewed, all amounts then remaining unpaid on this Note may become, or be declared to be, at the sole election of CIT, immediately due and payable as provided in the Financing Agreement and CIT may draw the full principal amount due by making demand under the Standard Chartered Bank letter of credit.

PHARMACEUTICAL FORMULATIONS, INC.

By:
       Walter Kreil
       Chief Financial Officer

KONSYL PHARMACEUTICALS, INC.

By:

Title:

Schedule 1 - Collateral Information

to be verified and/or provided by the Company

Exact Company Name in State of Organization:

Pharmaceutical Formulations, Inc.
Konsyl Pharmaceuticals, Inc.

State of Incorporation or Formation:

Pharmaceutical Formulations, Inc. - Delaware
Konsyl Pharmaceuticals, Inc. - Delaware

Federal Tax I.D. No.

Pharmaceutical Formulations, Inc.

Konsyl Pharmaceuticals, Inc.-75-2114784

Chief Executive Office:

Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, New Jersey 08817

Konsyl Pharmaceuticals, Inc.
8050 Industrial Park Road
Easton, Maryland 21601

Collateral Locations:

Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, New Jersey 08817

Konsyl Pharmaceuticals, Inc.
8050 Industrial Park Road
Easton, Maryland 21601

Konsyl Pharmaceuticals, Inc.
C/o Koski Warehouse
University Boulevard
Federalsburg, Maryland

Schedule 2.1(0)
to be verified and/or provided by the Company

a(i)	Trademarks
TRADEMARKS	FEDERAL REGISTRATION NUMBER	REGISTRATION DATE

Health Cross Allerfed PFI PFI Konsyl Sitzmark	1207782 1418907 Application #73-739933 Application #73-739935 313,620 1,492,888	9/14/82 12/02/86 07/13/88 07/13/88

a(ii)	Patents None

a(iii)	Copyrights None Tradenames None

c.	Monthly rental payments for any leased premises or any other premises where any Collateral may be stored or processed Pharmaceutical Formulations, Inc. 460 Plainfield Avenue Edison, New Jersey 08817	$ per month

Konsyl Pharmaceuticals, Inc. 8050 Industrial Park Road Easton, Maryland 21601	$50,000 per calendar quarter Triple Net

Konsyl Pharmaceuticals, Inc. Koski Warehouse University Boulevard Federalsburg, Maryland	$ per month

d.	Permitted Encumbrances

As to Pharmaceutical Formulations, Inc.

Crown Credit Company
Crown Credit Company
General Electric Credit Corp
Key Equipment Finance
Key Equipment Finance
Key Equipment Finance
Key Equipment Finance

General Electric Credit Corp
General Electric Credit Corp
General Electric Credit Corp
General Electric Credit Corp
General Electric Credit Corp
General Electric Credit Corp
Crown Credit Company
Crown Credit Company
Crown Credit Company
ICC Industries/Met Life
ICC Industries/Met Life
Copelco Capital
ICC Industries
NMHG Financial Services	SS Del SS Del SS Del SS Del SS Del SS Del SS Del SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ SS NJ	UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing

UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing
UCC Filing	2097000-Equipment
20908453-Equipment
20268536-Equipment
20875132-Equipment
20875140-Equipment
21508799-Equipment
30687882-Equipment

01880175-Equipment
01852581-Equipment
01852584-Equipment
01865551-Equipment
01869550-Equipment
02016177-Equipment
01930898-Equipment
01934316-Equipment
02048577-Equipment
01573929-Equipment
01652860-Equipment
02000236-Equipment
01906516-All Assets
21232398-Equipment

As to Konsyl Pharmaceuticals, Inc.

Frank X. Buhler Key Bank Clark Rental System Equipment Leasing Corp.	General Intangibles Accounts and Inventory Equipment Leased Equipment Leased Equipment